Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

HEWLETT-PACKARD COMPANY

COLORADO ACQUISITION CORPORATION

and

3COM CORPORATION

Dated as of November 11, 2009

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 11, 2009 by and among Hewlett-Packard Company, a Delaware corporation (“Parent”), Colorado Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and 3Com Corporation, a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Article I.

W I T N E S S E T H:

WHEREAS, the Company Board has (i) determined that it is fair to and in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL upon the terms and conditions contained herein.

WHEREAS, the board of directors of Parent and the board of directors of Merger Sub have (i) declared it advisable to enter into this Agreement, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL upon the terms and subject to the conditions set forth herein.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Company and American Stock Transfer & Trust Company are entering into an amendment, dated as of the date hereof and in the form attached hereto as Exhibit A (the “Rights Plan Amendment”), to that certain Third Amended and Restated Preferred Shares Rights Agreement, dated as of November 4, 2002 (the “Company Rights Plan”), so as to render the rights issued thereunder inapplicable to this Agreement and the transactions contemplated hereby.

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

Section 1.1  Certain Definitions.  For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” shall mean (i) any confidentiality agreement between the Company and any Person existing as of the date of this Agreement and (ii) any confidentiality agreement entered into after the date of this Agreement that contains provisions that are no less favorable in the aggregate to the Company than those in the Confidentiality Agreement.

(b) “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction from any Person or group as defined in Section 13(d) of the Exchange Act.

(c) “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) the purchase or other acquisition from the

Company by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of twenty percent (20%) or more of the Company Common Stock outstanding as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning twenty percent (20%) or more of the Company Common Stock outstanding as of the consummation of such tender or exchange offer; (ii) a merger, consolidation, business combination, stock exchange, recapitalization, liquidation, issuance of or amendment to terms of outstanding stock or other securities, or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction (in their capacities as such) hold eighty percent (80%) or less of the Company Common Stock or consolidated assets of the Company or its Subsidiaries taken as a whole (either as measured by the fair market value thereof or by the revenues or earnings on a consolidated basis attributable thereto) in the surviving or resulting entity of such transaction; (iii) a sale, transfer, acquisition or disposition of twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries taken as a whole (either as measured by the fair market value thereof or by the revenues or earnings on a consolidated basis attributable thereto); or (iv) any combination of the foregoing.

(d) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(e) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments to or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

(f) “Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or Order or other governmental action to close.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h) “Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of August 28, 2009.

(i) “Company Board” shall mean the board of directors of the Company.

(j) “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

(k) “Company Common Stock” shall mean the Common Stock, par value $0.01 per share, of the Company, together with the Preferred Stock Purchase Rights appurtenant thereto issued under the Company Rights Plan.

(l) “Company ESPP” shall mean the Company’s Amended and Restated 1984 Employee Stock Purchase Plan, as approved by the Company’s stockholders on September 24, 2008.

(m) “Company Intellectual Property” shall mean all Intellectual Property that is owned, used or held for use by the Company or any of its Subsidiaries in connection with the business of the Company or any of its Subsidiaries.

(n) “Company Intellectual Property Rights” shall mean all Intellectual Property Rights owned by, or filed, registered or held in the name of, the Company or any of its Subsidiaries.

(o) “Company Material Adverse Effect” shall mean any effect, circumstance, change, event or development (each an “Effect”, and collectively, “Effects”), individually or in the aggregate, and taken together with all other Effects, that has (or have) a material adverse effect on the business, operations, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effect (by itself or when aggregated or taken together with any and all other Effects) resulting from or arising out of any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Effect (by itself or when aggregated or taken together with any and all other such Effects) resulting from or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(i) general economic conditions in the United States, China or any other country (or changes therein), general conditions in the financial markets in the United States, China or any other country (or changes therein) or general political conditions in the United States, China or any other country (or changes therein), in any such case to the extent that such conditions or changes do not affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries conduct business;

(ii) general conditions in the industries in which the Company and its Subsidiaries conduct business (or changes therein) to the extent that such conditions or changes do not affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries conduct business;

(iii) any conditions arising out of acts of terrorism, war or armed hostilities to the extent that such conditions do not affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries conduct business;

(iv) the announcement of this Agreement or the pendency of the transactions contemplated hereby, including the impact thereof on relationships (contractual or otherwise) with suppliers, distributors, partners, customers or employees;

(v) any action that is taken, or any failure to take action, by the Company or its Subsidiaries in either case which Parent has requested in writing;

(vi) any changes in Laws, Orders or GAAP (or the interpretation thereof);

(vii) changes in the Company’s stock price or change in the trading volume of the Company’s stock, in and of itself (it being understood that the underlying cause of, and the facts, circumstances or occurrences giving rise or contributing to such changes may be deemed to constitute a “Company Material Adverse Effect” (unless otherwise excluded by this definition) and may be taken into account in determining whether there has been, is, or would be a Company Material Adverse Effect);

(viii) any failure by the Company to meet any internal or public projections, forecasts or estimates of revenues or earnings in and of itself (it being understood that the underlying cause of, and the facts, circumstances or occurrences giving rise or contributing to such failure may be deemed to constitute a “Company Material Adverse Effect” (unless otherwise excluded by this definition) and may be taken into account in determining whether there has been, is, or would be a Company Material Adverse Effect);

(ix) subject to Section 9.11, matters expressly set forth in the Company Disclosure Letter; or

(x) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) resulting from, relating to or arising out of this Agreement or any of the transactions contemplated hereby.

(p) “Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under any of the Company Stock Plans.

(q) “Company Preferred Stock” shall mean the Preferred Stock, par value $0.01 per share, of the Company.

(r) “Company Stock-Based Award” shall mean each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted under the Company Stock Plans or Employee Plans (including performance shares, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents, but not including any 401(k) plan of the Company), other than rights under Company Options.

(s) “Company Stock Plans” shall mean (i) the Company’s Amended and Restated 1983 Stock Option Plan, as amended and restated effective September 30, 2001, (ii) the Company’s Director Stock Option Plan, as amended and restated, (iii) the TippingPoint Technologies, Inc. Fourth Amended and Restated 1999 Stock Option and Restricted Stock Plan, (iv) the Company’s 1994 Stock Option Plan, as amended and restated effective April 30, 2002 (together with the Rules of the 2000 UK Sub-Plan), (v) the Company’s 2003 Stock Plan, as amended and restated effective January 1, 2009, and (vi) any other compensatory equity or equity-based plans or Contracts of the Company, including any “stand alone restricted stock agreement” or “stand alone option agreement” and any equity or equity-based plans or Contracts assumed by the Company pursuant to a merger, acquisition or other similar transaction.

(t) “Company Stockholders” shall mean holders of shares of Company Capital Stock, in their respective capacities as such.

(u) “Company Termination Fee” shall mean $99,000,000.

(v) “Competing Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction” except that all references therein to “twenty percent (20%)” shall be references to “fifty percent (50%)” and the reference to “eighty percent (80%)” shall be a reference to “fifty percent (50%)”.

(w) “Confidentiality Agreement” shall mean the mutual nondisclosure agreement between the Company and Parent, dated as of July 15, 2009, as amended as of August 26, 2009.

(x) “Continuing Employees” shall mean all employees of the Company or any Subsidiary of the Company who are offered and timely accept employment by Parent or any Subsidiary of Parent, who continue their employment with the Company at the request of Parent or, outside the U.S., who remain or become employees of the Company, Parent or any Subsidiary of Parent as required by applicable Law or Order.

(y) “Contract” shall mean any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense or other instrument, obligation or binding arrangement or understanding of any kind or character, whether oral or in writing.

(z) “Delaware Law” shall mean the DGCL and any other applicable law (including common law) of the State of Delaware.

(aa) “DOJ” shall mean the United States Department of Justice or any successor thereto.

(bb) “DOL” shall mean the United States Department of Labor or any successor thereto.

(cc) “Domain Name” shall mean any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators (“URLs”) and other names and locators associated with the Internet.

(dd) “Environmental Law” shall mean all federal, state, local and foreign Laws issued, promulgated, approved or entered relating to environmental matters, the protection of the environment, or exposure to Hazardous Substances, including workplace health and safety Laws, packaging and labeling Laws and Laws relating to the release or threatened release of Hazardous Substances to the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the presence, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

(ee) “Equity Interests” means (i) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (ii) any option, warrant, purchase right, conversion right, exchange rights or other Contract which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

(ff) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(gg) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(hh) “Excluded Disclosures” means, with respect to the Company SEC Reports, disclosure as to risk factors, forward-looking statements and other similarly cautionary disclosure contained or incorporated by reference therein.

(ii) “FTC” shall mean the United States Federal Trade Commission or any successor thereto.

(jj) “GAAP” shall mean generally accepted accounting principles, as applied in the United States, consistently applied.

(kk) “Governmental Authority” shall mean any government, any governmental administrative or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal, arbitral or judicial body, in each case whether federal, state, county, provincial, and whether local, state, foreign or multinational.

(ll) “Hazardous Substance” shall mean (i) any petroleum products or byproducts, radioactive materials, asbestos or polychlorinated biphenyls or (ii) any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect or that is the subject of liability or a requirement for investigation or remediation under any Environmental Law.

(mm) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(nn) “Indebtedness” shall mean (i) any indebtedness for borrowed money (including the issuances of any debt security) to any Person other than the Company or any of its Subsidiaries, (ii) any capital lease obligations to any Person other than the Company or any of its Subsidiaries, (iii) any guarantee of any such indebtedness or any debt securities of any Person other than the Company or any of its Subsidiaries, other than letters of credit, bonds and other similar instruments supporting performance obligations entered into in the ordinary course of business and set forth on Section 1.1(nn) of the Company Disclosure Letter, or (iv) any “keep well” or other agreements to maintain any financial statement condition of any Person other than the Company or any of its Subsidiaries.

(oo) “Intellectual Property” shall mean any or all of the following: (i) inventions (whether patentable or not), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (ii) business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person including databases and data collections and all rights therein; (iii) works of authorship (including computer programs, source code, object code, whether embodied in software, firmware or otherwise), architecture, documentation, files, records, circuit masks, schematics, verilog files, netlists, emulation and simulation reports, test vectors and hardware development tools; and (iv) any other technology or similar or equivalent tangible or intangible matter of any of the foregoing (as applicable).

(pp) “Intellectual Property Rights” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations, and applications therefor, rights of privacy and publicity, and all other rights corresponding to any of the foregoing throughout the world including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (iii) industrial designs and any registrations and applications therefor; (iv) trade names, logos, common law trademarks and service marks, Domain Names and registrations and applications for any of the foregoing (“Trademarks”); (v) trade secrets, business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person; including data, databases and data collections and all rights therein (“Trade Secrets”); and (vi) any similar or equivalent rights to any of the foregoing (as applicable).

(qq) “IRS” shall mean the United States Internal Revenue Service or any successor thereto.

(rr) “Knowledge of Parent” with respect to any matter in question, shall mean the actual knowledge of any executive officers of Parent.

(ss) “Knowledge of the Company” with respect to any matter in question, shall mean the actual knowledge of any directors or executive officers of the Company.

(tt) “Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, rule, regulation or other similar legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(uu) “Legal Proceeding” shall mean any action, suit, litigation, proceeding (public or private) or criminal prosecution brought by or pending before any Governmental Authority.

(vv) “Liabilities” shall mean any liability, obligation or commitment of any kind (whether known, unknown, incurred, consequential, accrued, unaccrued, asserted, unasserted, determined, undeterminable, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

(ww) “Licensed Company Intellectual Property” shall mean all Company Intellectual Property and Company Intellectual Property Rights, other than the Owned Company Intellectual Property.

(xx) “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(yy) “Most Recent Financial Statements” shall mean the Company Financial Statements as of and for the quarterly period ended August 28, 2009 contained in the Company’s Quarterly Report on Form 10-Q filed with the SEC on October 6, 2009.

(zz) “Nasdaq” shall mean the NASDAQ Global Select Market, any successor inter-dealer quotation system operated by the Nasdaq Stock Market, Inc., or any successor thereto.

(aaa) “Order” shall mean any order, judgment, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

(bbb) “Owned Company Intellectual Property” shall mean that portion of the Company Intellectual Property and Company Intellectual Property Rights that is owned by, or registered or held in the name of, the Company and its Subsidiaries.

(ccc) “Owned Software” shall mean all Software used by the Company and its Subsidiaries in the conduct of their businesses that is owned or purported to be owned by the Company or its Subsidiaries.

(ddd) “Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet due and payable or the amount and validity of which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Most Recent Financial Statements in accordance with GAAP, as adjusted for the passage of time in the ordinary course of business; (ii) mechanics’, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens arising in the ordinary course of business securing obligations that are not yet due or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established on the Most Recent Financial Statements in accordance with GAAP; (iii) Liens imposed by applicable Law (other than Tax Law) or Order (other than Tax Order) arising in the ordinary course of business; (iv) pledges or deposits to secure obligations under workers’ compensation Laws or Orders or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vii) Liens the existence of which are disclosed on the face of the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 29, 2009 or the Company’s Quarterly Report on Form 10-Q for the period ended August 28, 2009; (viii) any Liens disclosed on Section 1.1(ddd) of the Company Disclosure Letter; and (ix) statutory or common law liens of landlords.

(eee) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

(fff) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(ggg) “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

(hhh) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(iii) “Software” shall mean computer software or firmware in any form, including but not limited to computer instructions, commands, programs, modules, routines, procedures, rules, libraries, macros, algorithms, tools, and scripts, and all documentation of or for any of the foregoing.

(jjj) “Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock or the equity interests of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership or owns a majority of the equity interests, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or owns a majority of the equity interests, or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership or power to direct the policies, management and affairs thereof.

(kkk) “Superior Proposal” shall mean any bona fide written Acquisition Proposal (provided that, for purposes of this definition, all references in the definition of Acquisition Transaction to “twenty percent (20%)” shall be references to “fifty percent (50%)” and the reference therein to “eighty percent (80%)” shall be a reference to “fifty percent (50%)”) with respect to which the Company Board shall have determined in good faith (after consultation with its independent financial advisor and outside legal counsel, it being understood and agreed that the “independence” of the Company Board’s independent financial advisor will be determined by the Company Board) that the Acquisition Transaction contemplated by such Acquisition Proposal would be more favorable to the Company Stockholders (in their capacity as such) than the Merger, after taking into account all the terms and conditions of such proposal (including the financial aspects of such proposal, the likelihood, ability to finance, conditionality and timing of consummation of such proposal) and this Agreement (including any changes to the terms of this Agreement proposed by Parent to the Company in a written offer capable of acceptance in response to such proposal or otherwise).

(lll) “Tax” shall mean any and all foreign, federal, state, national, provincial, territorial, local and other taxes, including taxes, charges, fees, imposts, levies, duties or other assessments, including all gross receipts, gross income, net income, capital, profits, sales, use, occupation, value added, ad valorem, estimated, intangible, unitary, lease, service, premium, transfer, conveyance, franchise, branch, license, registration, withholding, backup withholding, payroll, recapture, employment, social security, unemployment, disability, severance, stamp, excise, occupation, property, prohibited transactions, windfall or excess profits, customs duties, foreign enterprise income, enterprise income, local income, individual income, deed, business, land value appreciation taxes, together with all interest, penalties, fines, additions to tax or additional amounts imposed with respect to such amounts.

Section 1.2  Additional Definitions.  The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference

Agreement	Preamble
AML	6.2(a)
Assets	3.14
Assumed Options	2.7(d)(i)
Balance Sheet Date	3.10(a)
Certificates	2.8(c)
Certificate of Merger	2.2
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.18(a)
Company	Preamble
Company Acquisition Agreement	5.2(a)
Company Board Recommendation	3.1(b)
Company Disclosure Letter	Art. III
Company Financial Statements	3.9(a)
Company Intellectual Property Agreements	3.15(b)
Company Rights Plan	Recitals

Term	Section Reference

Company SEC Reports	3.8
Company Securities	3.7(c)
Company Stockholder Meeting	5.4
Consent	3.4
D&O Insurance	6.7(c)
Deferred Compensation Plan	2.7(e)(v)
Delaware Secretary of State	2.2
Designated Open Source	3.15(k)
DGCL	Recitals
Dissenting Company Shares	2.7(c)(i)
Effective Time	2.2
Employee Plans	3.17(a)
ERISA Affiliate	3.17(a)
Exchange Fund	2.8(b)
Exchange Ratio	2.7(d)(i)
Funded International Employee Plan	3.17(i)(ii)
Hangzhou H3C	3.5
Hangzhou Queenhive	3.5
Incentives	3.16(n)
Indemnified Persons	6.7(a)
International Employee Plans	3.17(a)
Intervening Event	5.3(a)(ii)
Leased Real Property	3.13(b)
Leases	3.13(b)
Material Contract	3.12(a)
Maximum Annual Premium	6.7(c)
Merger	2.1
Merger Sub	Preamble
Option Consideration	2.7(d)(ii)
Other Required Company Filings	3.29
Out of the Money Options	2.7(d)(i)
Owned Company Common Stock	2.7(a)(ii)
Owned Real Property	3.13(a)
Parent	Preamble
Parent Stock	2.7(d)(i)
Parent’s 401(k) Plan	2.7(e)(iv)
Payment Agent	2.8(a)
Per Share Price	2.7(a)(i)
Permits	3.19
Proxy Statement	3.29
Public Grants	3.30
Recommendation Change	5.3(a)
Representatives	5.2(a)
Requisite Stockholder Approval	3.2

Term	Section Reference

Rights Plan Amendment	Recitals
Share Consideration	2.7(a)(i)
Subsidiary Securities	3.6(d)
Surviving Corporation	2.1
Tax Returns	3.16(a)
Terminating Plan	2.7(e)
Termination Date	8.1(b)
Transaction Expenses	8.3(b)(v)
Unassumed Options	2.7(d)(ii)
Unvested Options	2.7(d)(i)

Section 1.3  Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) When reference is made herein to “ordinary course of business,” such reference shall be deemed to mean “ordinary course of the Company’s business and consistent with the Company’s past practices.”

(f) Unless otherwise indicted, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(g) As used in this Agreement, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.”

(h) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, Order, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

THE MERGER

Section 2.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

Section 2.2  The Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in customary form and substance (the

“Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

Section 2.3  The Closing.  The consummation of the Merger (the “Closing”) shall take place at a closing to occur at the offices of Cleary Gottlieb Steen & Hamilton LLP at One Liberty Plaza, New York New York on a date and at a time to be agreed upon by Parent, Merger Sub and the Company, which date shall be no later than the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted hereunder and by Law) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder and by Law) of such conditions), or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

Section 2.4  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5  Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation.  At the Effective Time, subject to the provisions of Section 6.7(a), the Certificate of Incorporation of the Company shall be amended to read in its entirety in the form of the Certificate of Incorporation attached as Annex A and such Certificate of Incorporation, as amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such Certificate of Incorporation.

(b) Bylaws.  At the Effective Time, subject to the provisions of Section 6.7(a), the form of Bylaws attached as Annex B, shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

Section 2.6  Directors and Officers.

(a) Directors.  At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers.  At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

Section 2.7  Effect on Capital Stock.

(a) Capital Stock.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Company Common Stock.  Each share of Company Common Stock that is outstanding immediately prior to the Effective Time (other than (A) shares of Owned Company Common Stock, (B) any Company Stock-Based Award and (C) any Dissenting Company Shares) shall be cancelled and extinguished and automatically converted into the right to receive $7.90 in cash (individually, the “Per Share Price” and, in the aggregate, the “Share Consideration”), without interest thereon, upon the surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.10).

(ii) Owned Company Common Stock.  Each share of Company Common Stock owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time (“Owned Company Common Stock”), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Capital Stock of Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock par value $0.01 per share of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Adjustment to Per Share Price.  The Per Share Price shall be adjusted appropriately (without duplication) to reflect the economic effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Per Share Price pursuant to Section 2.7(a). Such Company Stockholders shall be entitled to receive payment of the consideration that is deemed to be due for such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.8.

(ii) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments received by the Company in respect of Dissenting Company Shares and (B) the opportunity to control all negotiations and proceedings with respect to demands for appraisal in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.

(d) Treatment of Company Options and Company Stock Based Awards.

(i) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company Option that is not yet vested or exercisable (the “Unvested Options”) and/or that has an exercise price greater than or equal to the Per Share Price (the “Out of the Money Options” and, together with the Unvested Options, the “Assumed Options”) and that is outstanding under any Company Stock Plan immediately prior to the Effective Time shall be assumed by Parent and converted automatically at the Effective Time into an option, with respect to shares of the common stock, par value $0.01 per share, of Parent (“Parent Stock”), on terms and conditions otherwise the same as those of such Assumed Options, except that (A) the number of shares of Parent Stock subject to each such Assumed Options shall be determined by multiplying the number of shares of Company Common Stock underlying such Assumed

Options immediately prior to the Effective Time by a fraction (the “Exchange Ratio”), the numerator of which is the Per Share Price and the denominator of which is the average closing price of Parent Stock on the New York Stock Exchange as reported by the Wall Street Journal for the five (5) full trading days ending on the date that is two (2) trading days prior to the Closing Date (rounded down to the nearest whole share), and (B) the exercise price per share of Parent Stock (rounded up to the nearest whole cent) shall equal (x) the per share exercise price for the Company Common Stock otherwise purchasable pursuant to such Assumed Options immediately prior to the Effective Time divided by (y) the Exchange Ratio. The conversion of Assumed Options shall comply with the requirements of Sections 409A and 424 of the Code.

(ii) With respect to each Company Option other than the Assumed Options (the “Unassumed Options”), upon the terms and subject to the conditions set forth in this Agreement, the Company shall take such action as may be reasonably necessary so that immediately prior to the Effective Time by virtue of and subject to the Merger, each Unassumed Option that remains outstanding as of immediately prior to the Effective Time shall be cancelled and automatically converted into the right to receive an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time, and (y) the Per Share Price, less the per share exercise price of such Company Option (the “Option Consideration” and, together with the Share Consideration, the “Merger Consideration”) (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Company Option). Parent shall, or shall cause the Company to, pay to holders of Unassumed Options the Option Consideration, without interest thereon, less applicable Taxes required to be withheld with respect to such payments, as soon as reasonably practicable following the Effective Time. The Company shall take all actions reasonably necessary to effect the transactions contemplated by this Section 2.7(d)(ii) under all agreements governing such Unassumed Options and any other plan or arrangement of the Company, including delivering all required notices and making any determinations and/or resolutions of the Company Board or a committee thereof. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a resolution of the plan administrator authorizing the treatment of the Unassumed Options described herein and all such actions taken to effectuate this Section 2.7(d)(ii) are consistent with the terms of the applicable Company Stock Plan.

(iii) Each Company Stock-Based Award that is outstanding under any Company Stock Plan immediately prior to the Effective Time, whether or not then vested or earned, shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Parent and converted automatically at the Effective Time into an award based upon Parent Stock, on terms and conditions otherwise the same as those of the related Company Stock-Based Award, except that the number of shares of Parent Stock underlying the Company Stock-Based Award as of the Effective Time shall be the number of shares of Company Common Stock underlying such Company Stock-Based Award immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share).

(iv) As soon as reasonably practicable after the Effective Time, and in no event later than ten (10) Business Days thereafter, Parent shall file with the SEC a registration statement on Form S-8 with respect to (A) the shares of Parent Stock issuable upon exercise of the Company Options that are assumed by Parent hereunder and (B) the shares of Parent Stock subject to or issued in respect of any Company Stock-Based Award that are assumed by Parent hereunder, and Parent shall exercise reasonable best efforts to maintain the effectiveness of such registration statement for so long as such Company Options or Company Stock-Based Awards remain outstanding. Notwithstanding anything in this Agreement to the contrary, Parent shall not issue any shares of Parent Stock in respect of any Company Option or Company Stock-Based Award until the Form S-8 to be filed as herein has become effective.

(v) At the Effective Time, Parent shall assume the obligations and succeed to the rights of the Company under the Company Stock Plans with respect to the Assumed Options and Company Stock-Based Awards. Prior to the Effective Time, the Company and Parent shall take all action required to reflect the transactions contemplated by this Section 2.7(d), including (A) the conversion of the Assumed Options that are outstanding immediately prior to the Effective Time pursuant to Section 2.7(d)(i), and (B) the conversion of the Company Stock-Based Awards that are outstanding immediately prior to the Effective Time pursuant to Section 2.7(d)(iii), and the substitution of Parent for the Company thereunder to the extent appropriate to effectuate the assumption of such Company Stock Plans by Parent. From and after the Effective Time, all references to the Company (other than any references relating to a “change in control” of the Company) in each Company Stock Plan and in each agreement evidencing any award of Assumed Options or Company Stock-Based Awards shall be deemed to refer to Parent.

(vi) The Company agrees to take any and all actions reasonably necessary to approve and effectuate the foregoing provisions of this Section 2.7(d) including making any determinations and/or resolutions of the Company Board or a committee thereof or of any administrator of a Company Stock Plan.

(e) Company ESPP; Company 401(k) Plan; Deferred Compensation Plan.

(i) Prior to the Effective Time, the Company shall take all actions reasonably necessary to cause the rights of participants in the Company ESPP with respect to any offering period then underway to be determined by treating the last business day prior to, or if more administratively advisable, the last payroll date of the Company immediately prior to, the Effective Time, as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened and final offering period but otherwise treating such shortened and final offering period as a fully effective and completed offering period for all purposes under the Company ESPP.

(ii) Except as otherwise agreed by Parent and a participant, each share of Common Stock purchased under the Company ESPP prior to the Effective Time will be treated as a share of Company Common Stock in accordance with Section 2.7(a)(i).

(iii) The Company shall take all actions reasonably necessary so that the Company ESPP shall terminate immediately after the purchase described in Section 2.7(e)(i) subject to and conditioned upon the occurrence of the Effective Time. All amounts withheld by the Company on behalf of the participants in the Company ESPP that have not been used to purchase Common Stock prior to the Effective Time will be returned to the participants without interest pursuant to the terms of the Company ESPP.

(iv) Effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any Employee Plan that includes a Code Section 401(k) arrangement (a “Terminating Plan”) pursuant to resolutions of the Company Board in a form reasonably acceptable to Parent and approved by Parent prior to their execution. The Company shall provide Parent with evidence that such Terminating Plan(s) have been terminated before the Closing Date, and shall take such other actions in furtherance of terminating such Terminating Plan(s) as Parent may reasonably require. Parent shall take all steps reasonably necessary to permit each Person who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code), including rollovers of any outstanding loans from each 401(k) Plan, if any, to roll such eligible rollover distribution as part of any lump sum distribution to the extent permitted by each Terminating Plan into an account under Parent’s 401(k) plan (the “Parent’s 401(k) Plan”).

(v) Within the 30-day period prior to the Closing Date, and subject to, and conditioned upon, the occurrence of the Effective Time, the Company shall terminate the 3Com Corporation 2005 Deferred Compensation Plan, amended and restated effective January 1, 2009 (the “Deferred Compensation Plan”). Notwithstanding anything herein to the contrary, nothing in Section 5.1 or any other provision of this Agreement shall prohibit the Company from taking, or otherwise require the Company to obtain Parent’s approval to take, any and all action necessary to implement the termination of the Deferred Compensation Plan. As soon as administratively practicable following the effective date of the termination of the Deferred Compensation Plan, the Company shall commence distributing the assets of the Deferred Compensation Plan in accordance with the requirements of Section 409A of the Code. The termination of the Deferred Compensation Plan and the distribution of the assets of the Deferred Compensation Plan shall be complete as soon as administratively practicable but in no event later than fifteen (15) Business Days following the Closing Date.

(vi) The Company agrees to take any and all actions reasonably necessary to approve and effectuate the foregoing provisions of this Section 2.7(e) including making any determinations and/or resolutions of the Company Board or a committee thereof or of any plan administrator.

Section 2.8  Exchange of Certificates.

(a) Payment Agent.  Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b) Exchange Fund.  On and after the Effective Time, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of shares of Company Common Stock pursuant to the provisions of this Article II, an amount of cash sufficient to pay the aggregate Share Consideration when necessary for such payments (such fund, the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. Until disbursed in accordance with the terms and conditions of this Agreement, the Exchange Fund shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America or any agency or instrumentality thereof which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services Inc. or Standard & Poor’s Corporation, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $500 million (based on the most recent financial statements of the banks which are then publicly available at the SEC or otherwise). Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by this Article II, Parent shall, promptly replace or restore (or cause to be replaced or restored) the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Payment Agent to pay any outstanding Share Consideration.

(c) Payment Procedures.  Promptly following the Effective Time, Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock who is entitled to receive the Per Share Price pursuant to Section 2.7(a)(i): (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Price payable in respect thereof pursuant to the provisions of this Article II. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required by the instructions, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock evidenced by such Certificate, by (y) the Per Share Price (less any applicable withholding taxes payable in respect thereof), without any interest thereon, and the Certificates so surrendered shall forthwith be cancelled. The Payment Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Per Share Price payable upon the surrender of such Certificates pursuant to this Section 2.8. Until so surrendered, outstanding Certificates shall be deemed, from and after the Effective Time, to evidence only the right to receive the Per Share Price (less any applicable withholding taxes payable in respect thereof), without interest thereon, payable in respect thereof pursuant to the provisions of this Article II. Promptly following the Effective Time, Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of outstanding shares of Company Common Stock who is entitled to receive the Per Share Price pursuant to Section 2.7(a)(i) represented by book-entry on the records of the Company or the Company’s transfer agent on behalf of the Company: (A) a letter of transmittal in customary form and (B) instructions for use in effecting the surrender of the book-entry shares in exchange for the Per Share Price payable in respect thereof pursuant to the provisions of Article II. Upon return of a duly completed and validly executed letter of transmittal (in accordance with the instructions thereto), and such other documents that may be required by the instructions, the holders of such book-entry shares shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock held by such holder immediately prior to the Effective Time, and (y) the Per Share Price (less any applicable withholding taxes payable in respect thereof) without any interest thereon.

(d) Transfers of Ownership.  In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates surrendered in exchange therefor are registered in the stock transfer books or the ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other similar Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other similar Taxes have been paid or are otherwise not payable.

(e) Required Withholding.  Each of the Payment Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock or Unassumed Options such amounts as may be required to be deducted or withheld therefrom under all applicable Tax Laws and shall pay such amount over to the appropriate taxing authority. To the extent that such amounts are so deducted or withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes under this Agreement as having been paid to and received by the Person to whom such amounts would otherwise have been paid.

(f) No Liability.  Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law or Order.

(g) Distribution of Exchange Fund to the Surviving Corporation.  Any portion of the Exchange Fund that remains undistributed to the holders of the shares of Company Common Stock on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered such shares of Company Common Stock for exchange pursuant to the provisions of this Section 2.8 shall thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock to Parent, as general creditors thereof, for any claim to the applicable Per Share Price to which such holders may be entitled pursuant to the provisions of this Article II. Any portion of the Exchange Fund remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by Law, become property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.9  No Further Ownership Rights in Company Common Stock.  From and after the Effective Time, all shares of Company Common Stock (whether held in certificated form or uncertificated and registered on the books of the Company) shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder thereof (other than Dissenting Company Shares) shall cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor upon the surrender thereof in accordance with the provisions of Section 2.8. The Per Share Price paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, shares of Company Common Stock are presented to Parent or the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

Section 2.10  Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.11  Necessary Further Actions.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub shall take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure schedules delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”), or (ii) other than with respect to the representations and warranties set forth in Section 3.7, Section 3.9(e), Section 3.9(f) and Section 3.12(a)(vi), as set forth in the Company SEC Reports filed and publicly available between January 1, 2009 and the date of this Agreement (excluding for purposes hereof the exhibits thereto and the Excluded Disclosures), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1  Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and subject, in the case of the consummation of the Merger, to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby other than obtaining the Requisite Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally, and (ii) is subject to general principles of equity.

(b) The Company Board, at a meeting duly called and held at which all directors were present, unanimously (i) determined that the terms of the Merger are fair to and in the best interests of the Company and its stockholders, and declared it advisable to enter into this Agreement providing for the merger of Merger Sub with and into the Company in accordance with the DGCL, upon the terms and subject to the conditions set forth herein, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL upon the terms and conditions contained herein, and (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the applicable provisions of the DGCL (the “Company Board Recommendation”).

Section 3.2  Requisite Stockholder Approval.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is necessary to adopt this Agreement and consummate the transactions contemplated by this Agreement.

Section 3.3  Non-Contravention and Required Consents.  The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby and the compliance by the Company with any of the provisions hereof do not and will not (a) violate or conflict with any provision of the Company’s Amended and Restated Certificate of Incorporation and Bylaws, (b) subject to obtaining such Consents set forth in Section 3.4, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract, (c) assuming the Consents set forth in Section 3.4 are obtained, and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound, or (d) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement or the ability of the Company to perform its covenants or obligations under this Agreement.

Section 3.4  Required Governmental Approvals.  No consent, approval, Order or authorization of, or filing, declaration or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Authority is required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, except (a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) filings required under, and compliance with any other applicable requirements of, the HSR Act and any applicable foreign Antitrust Laws, and (d) such other Consents, the failure of which to obtain has not had and would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement or the ability of the Company to perform its covenants or obligations under this Agreement.

Section 3.5  Organization and Standing.  The Company is a corporation duly organized, validly existing and in good standing under Delaware Law. Each of Hangzhou H3C Technologies Co., Ltd. (“Hangzhou H3C”) and Hangzhou Queenhive Software Co, Ltd. (“Hangzhou Queenhive”) is a company duly organized, validly existing and in good standing (to the extent the “good standing” concept is applicable) under the laws of the People’s Republic of China. The Company has delivered or made available to Parent complete and accurate copies of the Amended and Restated Certificate of Incorporation and Bylaws or other constituent documents, each as amended to date, of the Company, Hangzhou H3C and Hangzhou Queenhive, and none of the Company, Hangzhou H3C nor Hangzhou Queenhive is in material violation thereof. Each of the Company, Hangzhou H3C and Hangzhou Queenhive has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned, leased or licensed by it, or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6  Subsidiaries.

(a) Section 3.6(a) of the Company Disclosure Letter contains a complete and accurate list (in all material respects) of the name, jurisdiction of organization and schedule of stockholders of each Subsidiary of the Company.

(b) Each of the Company’s Subsidiaries (excluding, for purposes of this sentence, Hangzhou H3C and Hangzhou Queenhive) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except in the case of such Subsidiaries where the failure to be in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company’s Subsidiaries (excluding, for purposes of this sentence, Hangzhou H3C and Hangzhou Queenhive) has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned, leased or licensed by it, or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has delivered or made available to Parent complete and accurate copies of the Amended and Restated Certificates of Incorporation and Bylaws or other constituent documents, as amended to date, of the Company and its Subsidiaries. None of the Company’s Subsidiaries (excluding, for purposes of this sentence, Hangzhou H3C and Hangzhou Queenhive) is in violation of its certificate of incorporation, bylaws or other applicable constituent documents, except for such violations which have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d) There are no issued, reserved for issuance, or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock, option, warrant, call, subscription, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock, options, warrants, calls, subscriptions, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, option, warrant, call, subscription, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”), or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities.

Section 3.7  Capitalization.

(a) The authorized capital stock of the Company consists of (i) 990,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of Company Preferred Stock. As of the close of business on November 9, 2009: (A) 394,780,516 shares of Company Common Stock were issued and outstanding, of which 1,104,582 shares are unvested restricted stock subject to a right of repurchase by the Company, (B) no shares of Company Preferred Stock were issued and outstanding, and (C) no shares of Company Capital Stock held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. The Company has reserved 34,803,924 shares of Company Common Stock for future issuance under the Company Stock Plans. As of the close of business on November 9, 2009, there were 24,438,819 outstanding Company Options, 10,451,425 shares underlying outstanding Company Stock-Based Awards (which does not include the 1,104,582 shares of unvested restricted stock described in this Section 3.7(a)).

(b) The Company has delivered to Parent a complete and accurate list of all holders of Company Options and Company Stock-Based Awards as of October 23, 2009 and, in each case, the number of shares subject to the Company Options or Company Stock-Based Awards, the date of grant and, in the case of Company Options, the price per share at which such Company Option may be exercised. Each Company Option (i) has an exercise price that is not less than the fair market value of the underlying equity as of the date such Company Option was granted in accordance with all governing documents and in compliance in all material respects with all applicable Law; (ii) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option; (iii) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of Company that is “service recipient stock” (within the meaning of applicable regulations under Code Section 409A); and (iv) has at all times been properly accounted for in all material respects in accordance with GAAP in the Company’s audited financial statements included in the Company SEC Reports.

(c) Except as set forth in this Section 3.7, there are (i) no issued, reserved for issuance, or outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no issued, reserved for issuance, or outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no issued, reserved for issuance, or outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii), and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”), and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, except in connection with the repurchase or acquisition of Company Stock-Based Awards pursuant to (A) the terms of Company Stock Plans or (B) in the ordinary course of business.

(d) Neither the Company nor any of its Subsidiaries is a party to any agreement relating to the voting, issuance or sale, repurchase, redemption or disposition, or registration of any Company Securities or Subsidiary Securities, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities or Subsidiary Securities.

Section 3.8  Company SEC Reports.  The Company has filed or furnished, as applicable, all forms, reports, schedules, statements, certificates and documents with the SEC that have been required to be filed or furnished, as applicable, by it under applicable Laws or Orders prior to the date hereof, and the Company will file prior to the Effective Time all forms, reports, schedules, statements, certificates and documents with the SEC that are required to be filed by it under applicable Laws or Orders prior to such time (all such forms, reports, schedules, statements, certificates and documents, together with all exhibits thereto, the “Company SEC Reports”). Each Company SEC Report complied, or will comply, as the case may be, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder, as the case may be, each as in effect on the date such Company SEC Report was, or will be, filed. True and correct copies of all Company SEC Reports filed in the three (3) years prior to the date hereof have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Report did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Since the enactment of the Sarbanes-Oxley Act, the Company and each of its officers, and, to the Knowledge of the Company each of its directors, have been and are in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder and (B) the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 3.9  Company Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports (the “Company Financial Statements”) have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), and fairly present in all material respects, or will fairly present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

(b) The Company and its Subsidiaries maintain disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act) that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company (including its Subsidiaries) is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Reports.

(c) The Company maintains a system of internal accounting controls (as such term is defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Except as set forth in the Company SEC Reports filed between June 1, 2007 and the date hereof, since June 1, 2007 the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information of the Company and its Subsidiaries on a consolidated basis and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company and the Company’s Subsidiaries’ internal controls and the Company has provided or made available to Parent copies of any material written materials relating to the foregoing. Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made or permitted to remain outstanding any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company Financial Statements.

(f) Section 3.9(f) of the Company Disclosure Letter sets forth, as of the date hereof, all of the outstanding obligations of the Company or its Subsidiaries in respect of Indebtedness. As of the date hereof there is not, and as of the Effective Time there will not be, any Indebtedness of the Company or its Subsidiaries except (i) as set forth in Section 3.9(f) of the Company Disclosure Letter or (ii) as may be incurred in accordance with Section 5.1(b)(vi).

Section 3.10  No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a consolidated balance sheet prepared in accordance with GAAP or the notes thereto, other than (i) Liabilities reflected or otherwise reserved against in the Company Balance Sheet and notes thereto, dated August 28, 2009 (the “Balance Sheet Date”) contained in the Company SEC Reports filed prior to the date hereof, (ii) Liabilities arising under this Agreement or incurred in connection with the transactions expressly contemplated by this Agreement, and (iii) Liabilities incurred after the Balance Sheet Date that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.11  Absence of Certain Changes.  Since the Balance Sheet Date through the date hereof, except for actions expressly contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business, and with respect to the Company and its Subsidiaries there has not been (a) any change or event that has had or would reasonably be expected to have a Company Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or other equity interest or any redemption, purchase or other acquisition of any of its capital stock or other equity interest, other than in connection with (i) Company Stock-Based Awards, (ii) an intra-company transaction between the Company and one of its Subsidiaries or between two Subsidiaries of the Company, or (iii) dissolution of a wholly owned Subsidiary of the Company, in each case, in the ordinary course of business, (c) any split, combination or reclassification of any of its capital stock or other equity interest or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interest, other than in connection with (i) Company Stock-Based Awards, (ii) an intra-company transaction between the Company and one of its Subsidiaries, or (iii) dissolution of a wholly owned Subsidiary of the Company, in each case, in the ordinary course of business, (d) any material change in accounting methods, principles or practices used by the Company affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP, (e) any amendments or changes in the charter documents or other organizational documents of the Company or any of its Subsidiaries, (f) any change in any material method of Tax accounting or material Tax compliance practices, (g) any change or rescission of any material Tax election, (h) any closing agreement, settlement or compromise of any claim or assessment, in each case in respect of material Taxes, or consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes, (i) any material acquisitions or dispositions (of assets or equity) other than in the ordinary course of business, (j) any material capital expenditures outside of the ordinary course of business, (k) entry into any arrangements regarding material Indebtedness of the Company or any of its Subsidiaries, (l) the settlement, waiver or compromise of any material Legal Proceeding that was not fully reserved against on the Company Balance Sheet, and (m) the entry into any agreement or contract (whether oral or written) to do any of the foregoing.

Section 3.12  Material Contracts.

(a) For all purposes of and under this Agreement, a “Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any employment or consulting Contract (in each case, under which the Company has continuing obligations as of the date hereof) that carries an aggregate annual base salary and target bonus in excess of $300,000;

(iii) any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries (or, after consummation of the Merger, that would limit the right of Parent or any of its Subsidiaries) to engage in any line of business, to make use of any material Intellectual Property or to compete with any Person in any line of business or in any location (or, after consummation of the Merger, that would prohibit or limit the right of Parent or any of its Subsidiaries) or (B) otherwise prohibiting or limiting the right of the Company or its Subsidiaries to sell, distribute or manufacture any material products or services or to purchase or otherwise obtain any material software, components, parts or subassemblies, or to exploit any material tangible or intangible property or assets;

(iv) any Contract entered into after June 1, 2007, (A) relating to the license, disposition, acquisition (directly or indirectly) by the Company or any of its Subsidiaries of a material amount of assets or any material assets, in each case, other than in the ordinary course of business, or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material interest in any other Person or other business enterprise other than the Company’s Subsidiaries, or (C) for the acquisition or disposition of any business containing any profit sharing arrangements or “earn-out” arrangements, indemnification obligations or other contingent payment obligations in each case in an amount in excess of $2,000,000;

(v) any Company Intellectual Property Agreements set forth in Section 3.15(b) of the Company Disclosure Letter and any Contracts (including commitments in the form of letters of assurance) with standards setting bodies where the Company or any of its Subsidiaries agrees or is otherwise obligated to license Intellectual Property or Intellectual Property Rights on a royalty free or non-discriminatory basis;

(vi) any Contract, or group of Contracts with a Person (or group of affiliated Persons) related to the Indebtedness of the Company or its Subsidiaries and having an outstanding principal amount in excess of $500,000 individually or $2,000,000 in the aggregate;

(vii) any sales Contract, or group of sales Contracts with a Person (or group of affiliated Persons) that accounted for aggregate revenue to the Company or any of its Subsidiaries of more than $20,000,000 during the Company’s 2009 fiscal year;

(viii) any Contract, or group of Contracts with a Person (or group of affiliated Persons) that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly owned Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its wholly owned Subsidiaries or prohibits the issuance of guarantees by any wholly owned Subsidiary of the Company;

(ix) any Contract, or group of Contracts with a Person (or group of affiliated Persons) that relates to any guarantee or assumption of other obligations of any third party or reimbursement of any maker of a letter of credit, except for agreements entered into in the ordinary course of business, which agreements relate to obligations which do not individually exceed $2,000,000;

(x) any joint marketing or joint development Contract under which the Company or any of its Subsidiaries have continuing minimum payment obligations or costs in excess of $5,000,000 per year that may not be canceled without material liability upon notice of ninety (90) days or less;

(xi) any Contract that contains any material “take or pay” provisions applicable to the Company or any of its Subsidiaries, or any provision that requires the purchase of all of the Company’s or any of its Subsidiaries’ requirements for a given material product or material service from a given third party;

(xii) any Contract that (A) contains most favored customer pricing provisions which are material to the Company and its Subsidiaries, taken as a whole, or (B) grants any exclusive rights or rights of first refusal which are material to the Company and its Subsidiaries, taken as a whole;

(xiii) any Contract that is a partnership, joint venture or similar Contract, unless immaterial to the Company and its Subsidiaries taken as a whole;

(xiv) any settlement agreement entered into after June 1, 2007 in respect of a Legal Proceeding, other than (A) releases immaterial in nature or amount, (B) settlement agreements that contemplate the making of a cash payment not in excess of $1,000,000 as to such settlement or (C) settlement agreements that contemplate the making of a cash payment to the Company or any of its Subsidiaries; or

(xv) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which has had or would be reasonably expected to have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xiv) above.

(b) Section 3.12(b) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound and the Company and its Subsidiaries have provided or made available to Parent copies of all Material Contracts or, to the extent so indicated in Section 3.12(b) of the Company Disclosure Letter, complete and accurate verbal summaries thereof.

(c) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and enforceable in accordance with its terms and neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be enforceable and in full force and effect and such breaches and defaults that have not had and would not be reasonably expected to have a Company Material Adverse Effect. The Company has not received any written notice from any counterparty that (i) such counterparty intends to terminate, or not renew, any Material Contract or (ii) is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect.

Section 3.13  Real Property.

(a) Section 3.13(a) of the Company Disclosure Letter contains a complete and accurate list of all of the real property owned (the “Owned Real Property”) by the Company and its Subsidiaries. The Company and/or its Subsidiaries have good and valid fee simple title to the Owned Real Property free and clear of all Liens other than Permitted Liens, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.13(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing material leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”). The Company has heretofore delivered or made available to Parent a complete and accurate copy of all Leases of Leased Real Property (including all modifications, amendments, supplements, waivers and side letters thereto). The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Liens, except as has not had and would not be reasonably expected to have a Company Material Adverse Effect.

(c) Section 3.13(c) of the Company Disclosure Letter contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Leased Real Property.

(d) All of the Leases set forth in Section 3.13(b) or Section 3.13(c) of the Company Disclosure Letter are each in full force and effect and neither the Company nor any of its Subsidiaries is in breach of or default under, or has received written notice of any breach of or default under, any material Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries or any other party thereto, except, in each case, for such breaches or defaults that have not had and would not be reasonably expected to have a Company Material Adverse Effect.

Section 3.14  Personal Property and Assets.  The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Liens.

Section 3.15  Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Letter contains a complete and accurate list of the following Owned Company Intellectual Property: (i) all registered Trademarks and material unregistered trademarks; (ii) all Patents; (iii) all registered Copyrights; and (iv) all Domain Names, in each case listing, as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located, and (C) the application or registration number. All issued Patents, Copyrights and registered Trademarks and Domain Names included within such Owned Company Intellectual Property are valid and enforceable, and all Trade Secrets included within such Owned Company Intellectual Property are enforceable, except as have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.15(b) of the Company Disclosure Letter contains a complete and accurate list of all material Contracts as of the date hereof (i) under which the Company or any of its Subsidiaries uses or has the right to use any Licensed Company Intellectual Property, other than non-material software licenses from third-party software providers and related services agreements for commercially available software or (ii) under which the Company or any of its Subsidiaries has licensed to others the right to use any Company Intellectual Property or Company Intellectual Property Rights, other than standard, non-material customer, developer and reseller licenses entered into in the ordinary course of business, in each case specifying the parties to the agreement (such agreements, the “Company Intellectual Property Agreements”). Neither the Company nor, to the Knowledge of the Company, any third party to any Company Intellectual Property Agreements, is in material breach of any Company Intellectual Property Agreement. To the Knowledge of the Company, there have been no disputes during the four (4) years prior to the date of this Agreement, and there are no pending disputes, nor basis for any dispute, regarding the scope of such Company Intellectual Property Agreements, performance under the Company Intellectual Property Agreements, or with respect to payments made or received under such Company Intellectual Property Agreements, except as have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company and its Subsidiaries own all right, title and interest in the Owned Company Intellectual Property, free and clear of all Liens other than (i) Permitted Liens, (ii) encumbrances, licenses, restrictions or other obligations arising under any of the Company Intellectual Property Agreements, and (iii) Liens that have not had and would not be reasonably expected to have a Company Material Adverse Effect.

(d) The Company and each of its Subsidiaries has taken reasonable and appropriate steps to protect and preserve the confidentiality of the Trade Secrets that comprise any part of the Company Intellectual Property, and, to the Knowledge of the Company, there are no unauthorized uses, disclosures or infringements of Owned Company Intellectual Property by any Person. Neither the Company nor any of its Subsidiaries is party to any Legal Proceeding alleging any unauthorized use, infringement or violation of Owned Company Intellectual Property or, within the last two (2) years immediately prior to the date hereof, has sent any writing or other notice claiming any such use, infringement or violation (including by “invitations” to take licenses to any such Intellectual Property Rights). To the Knowledge of the Company, all use and disclosure by the Company or any of its Subsidiaries of Trade Secrets owned by another Person have been pursuant to the terms of a written agreement with such Person or was otherwise lawful, except to the extent that any use or disclosure of any Trade Secret owned by another Person that was not done in accordance with a written agreement has not and would not reasonably be expected to give rise to a Company Material Adverse Effect. Without limiting the foregoing, the Company and its Subsidiaries have a policy requiring employees and certain consultants and contractors to execute a confidentiality and assignment agreement substantially in the Company’s standard form previously provided to Parent. The Company and its Significant Subsidiaries have enforced such policy, except where any failure to enforce would not reasonably be expected to give rise to a Company Material Adverse Effect.

(e) None of the Company or any of its Subsidiaries or any of its or their current products or services, products and services sold during the four (4) years prior to the date of this Agreement, or other operation of the Company’s or its Subsidiaries’ business has infringed upon or otherwise violated, or is infringing upon or otherwise violating, in any respect the Intellectual Property or Intellectual Property Rights of any third party, except where such infringement has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(f) As of the date hereof, there is no pending suit, claim, action, investigation or proceeding made, conducted or brought by a third party that has been served upon or, to the Knowledge of the Company, filed or threatened with respect to, and the Company and its Subsidiaries have not been notified in writing of, any alleged infringement or other violation in any material respect by the Company or any of its Subsidiaries or any of its or their current products or services or other operation of the Company’s or its Subsidiaries’ business of the Intellectual Property Rights of such third party (including by “invitations” to take licenses to any such Intellectual Property Rights). As of the date hereof, to the Knowledge of the Company, there is no pending or threatened claim challenging the validity or enforceability of, or contesting the Company’s or any of its Significant Subsidiaries’ rights with respect to, any of the Company Intellectual Property or Company

Intellectual Property Rights. As of the date hereof the Company and its Subsidiaries are not subject to any Order that restricts or impairs the use of any material Company Intellectual Property or material Company Intellectual Property Rights, other than restrictions or impairments that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(g) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not as a result of any Contract to which the Company or any of its Subsidiaries is a party result in (i) Parent, the Company or its Subsidiaries granting to any third party any rights or licenses to any Intellectual Property or Intellectual Property Rights, being bound by or subject to any non-compete or other material restriction on the operation or scope of their respective businesses, or the release or disclosure of any Trade Secrets (other than pursuant to this Agreement) which would not have been granted, bound or released absent such transaction; (ii) any right of termination or cancellation under any Company Intellectual Property Agreement which would not have existed absent such transaction; or (iii) the imposition of any Lien on any Owned Company Intellectual Property which would not have been imposed absent such transaction, except where any of the foregoing (in clauses (i) through (iii)) have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(h) To the Knowledge of the Company, the Owned Company Intellectual Property, together with the Licensed Company Intellectual Property, constitutes all the Intellectual Property that is necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, except where the failure of the foregoing to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) The Company and its Subsidiaries are in actual possession of or have necessary control over: (i) the source code and object code for all Owned Software and (ii) the object code and, to the extent required for the use of the Company Software, the source code, for all other Software material to the operation of their businesses. The Company and its Subsidiaries are in possession of all documentation (including all related engineering specifications, program flow charts, installation and user manuals) and know-how required for the use and revision of the Company Software as currently used, or that is being designed and/or developed for use, in the businesses of Company and its Subsidiaries.

(j) Except for source code for non-material Owned Software that the Company has made a business decision to license on a “giveaway” basis, the Company and its Subsidiaries have disclosed source code to material Owned Software only pursuant to written confidentiality terms that reasonably protect the Company’s rights in such Owned Software. Except for source code for non-material Owned Software that the Company has made a business decision to license on a “giveaway” basis and except as disclosed in accordance with such confidentiality agreements or valid source code escrow agreements, no Person (other than Company and its Subsidiaries) is in possession of any source code for any Software included in the material Owned Software or has any rights to the same.

(k) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in violation of any open source license, except for any such violation that has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no Software that contains or is derived from Designated Open Source has been incorporated by the Company or any of its Subsidiaries into any Software that is Owned Company Intellectual Property, or has otherwise been distributed or licensed by the Company or any of its Subsidiaries to third parties, in a manner that renders Software that is Owned Company Intellectual Property subject to license terms applicable to Designated Open Source, except for incidental bug fixes and any such incorporation, distribution or licensing that has not had and would not reasonably be expected to have a Company Material Adverse Effect. “Designated Open Source” means freely available open source Software that is licensed pursuant to a license that upon distribution of such open source Software (and modifications thereof), purports to require the distributing party to provide access to the corresponding source code and/or restrict one’s ability to charge for use of such Software, including any Software licensed pursuant to any GNU general public license or lesser general public license or other similar open source Software license.

(l) To the Knowledge of the Company, as of the date hereof, the Company and each of its Subsidiaries has in place, consistent with general industry practices, systems adequate to identify and detect any computer code which may: (i) irreparably disrupt, disable, erase or harm operation of material Software included in the Owned Company Intellectual Property, or cause such Software to irreparably damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (ii) permit any Person to access such Software without authorization, except in either case under clause (i) or (ii) above as would not reasonably be expected to have a Company Material Adverse Effect.

(m) Except as has not and would not reasonably be expected to have a Material Adverse Effect, (i) the Company and its Significant Subsidiaries are not obligated to support or maintain Software licensed to third parties except pursuant to agreements terminable by the Company or relevant subsidiary (other than for cause) on a periodic basis and that provide for periodic payments to the Company; and (ii) except for non-disclosure agreements entered into in the ordinary course of business and except for source code agreements covered by Section 3.15(j) above, none of the Company Intellectual Property, including proprietary Software, is subject to any Contract or other obligation that would require the Company or any of its Subsidiaries to divulge to any person, or to assign or license to any person, any source code, proprietary algorithm, or Trade Secret.

(n) The Company and its Subsidiaries maintain policies and procedures regarding data security and privacy that are commercially reasonable, consistent with general industry practices and, in any event, in compliance in all material respects with all applicable Laws. To the Knowledge of the Company, there have been no security breaches relating to violations of any security policy regarding or any unauthorized access of any data used in the business of Company or its Subsidiaries. The use and dissemination of any and all data and information concerning individuals by their businesses is in compliance in all material respects with all applicable privacy and data security policies, terms of use, customer contracts and Laws. The transactions contemplated to be consummated hereunder will not violate any privacy policy, terms of use or Laws relating to the use, dissemination, or transfer of any such data or information, nor will such transactions require the Company or any of its Subsidiaries to provide any notice to, or seek any consent from, any employee, customer, supplier, service provider or other third party under any Company Privacy Policy, except for any such violations that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(o) The participation by the Company and its Subsidiaries in any standards setting or other industry organization is in material compliance with all rules, requirements and other obligations of any such organization.

(p) No federal, state, local or other governmental entity nor any university, college, or academic institution has material rights in or to any material Owned Company Intellectual Property other than pursuant to a valid, nonexclusive license granted by the Company or any of its Subsidiaries.

Section 3.16  Tax Matters.

(a) The Company and each of its Subsidiaries (i) have timely filed (taking into account any extensions of time in which to file) all material U.S. federal, state, local and non-U.S. returns, estimates, claims for refund, information statements and reports or other similar documents required to be filed with respect to Taxes with any Governmental Authority (including amendments, schedules, or attachments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by any of them and all such filed Tax Returns are true, correct and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws, (ii) have paid, or have adequately reserved (in accordance with GAAP) on the Most Recent Financial Statements for the payment of, all material Taxes required to be paid, and (iii) the Most Recent Financial Statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes due or payable by the Company and its Subsidiaries through the date of such financial statements and neither the Company nor any of its Subsidiaries has incurred any liability for material Taxes since the Balance Sheet Date other than in the ordinary course of business. No deficiencies for any material Taxes have been asserted or assessed, or, to the Knowledge of the Company, proposed, against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax.

(b) All material Taxes required to be withheld by the Company and its Subsidiaries have been withheld and paid over to the appropriate Tax authority.

(c) No audit or other examination, claim, investigation, administrative or court proceeding against or with respect to any material Taxes of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination, claim, investigation or proceeding.

(d) There are no Liens (other than Permitted Liens) on any of the assets of the Company or its Subsidiaries for material Taxes.

(e) The Company is not, nor has been at any relevant time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(f) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in any distribution intended to qualify for tax-free treatment under Section 355 of the Code within the last two (2) years or that otherwise could constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(g) Neither the Company nor any of its Subsidiaries has engaged in any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2).

(h) None of the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code § 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement (other than any such agreement with customers, vendors or real property lessors, the principal purpose of which is not to address Tax matters), nor does the Company or any of its Subsidiaries owe any material amount under any such agreement, or (c) any liability for material Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, or otherwise.

(i) The Company has made available to Parent complete and accurate copies of the portions applicable to each of the Company and its Subsidiaries of the Company’s U.S. federal income tax returns and material foreign income tax returns for the last three taxable years.

(j) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state, local, or foreign Law with respect to material Taxes.

(k) Neither the Company nor any of its Subsidiaries has agreed or is required to make any material adjustments for any taxable period (or portion thereof) ending after the Closing Date pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method.

(l) No written claim, which remains unresolved, has been made within the last five years by a taxing authority that the Company or any of its Subsidiaries is subject to Tax in a jurisdiction in which it does not file Tax Returns.

(m) No Subsidiary of the Company incorporated outside the United States is a surrogate foreign corporation within the meaning of Section 7874(a)(2)(B) of the Code, or is treated as a domestic corporation under Section 7874(b) of the Code.

(n) Section 3.16(n) of the Company Disclosure Letter lists each jurisdiction in which the Company or any of its Subsidiaries benefits from any material Tax exemptions, Tax holidays or other Tax reduction agreement or order (“Incentives”) and describes the details of such Incentives. The Company and each of its Subsidiaries are in compliance in all material respects with all terms and conditions of any Incentives.

Section 3.17  Employee Plans.

(a) Section 3.17(a)(i) and Section 3.17(a)(ii) of the Company Disclosure Letter, respectively, set forth a complete and accurate list of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all material International Employee Plans, as defined under applicable foreign Laws, and (ii) all other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or binding arrangements (whether or not in writing currently maintained) maintained or contributed to for the benefit of or relating to any current or former employee, director or consultant of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has or may have any Liability, other than International Employee Plans that are not material (together the “Employee Plans”). With respect to each Employee Plan, to the extent applicable the Company has made available to Parent complete and accurate copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (E) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Authority relating to any compliance issues in respect of any such Employee Plan; and (F) with respect to each material Employee Plan that is maintained in any non-U.S. jurisdiction (the “International Employee Plans”), to the extent applicable, (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (y) any document comparable to the determination letter reference under clause (B) above issued by a Governmental Authority relating to the satisfaction of Law necessary to obtain the most favorable tax treatment.

(b) No Employee Plan is (i) a “defined benefit plan” (as defined in Section 414 of the Code), (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) (in each case under clause (i), (ii) or (iii) whether or not subject to ERISA), or (iv) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA. No Employee Plan provides health benefits that are not fully insured through an insurance contract (other than an Employee Plan that is a health or dependent care flexible spending account).

(c) Each Employee Plan has been established, maintained, operated and administered in material compliance with its terms and with all applicable Law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority.

(d) Each Employee Plan that is a nonqualified deferred compensation plan (as defined under Code Section 409A) satisfies the applicable requirements of Sections 409A(a)(2), (3), and (4) of the Code, and has, since January 1, 2005, been operated in material good faith compliance with Sections 409A(a)(2), (3), and (4) of the Code, and no payment pursuant to any such Employee Plan would subject any former or current employees, contractor or director to Tax pursuant to Section 409A(a)(1) of the Code if made in accordance with the terms of the Employee Plan as in effect as of the date of this Agreement. No Employee Plan requires Parent or any of its Affiliates to gross up a payment to any former or current employee, officer or director of Company or any of its Subsidiaries for Tax related payments under Section 409A of the Code.

(e) As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration, accounting for or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(f) Except as set forth in the Company SEC Reports filed between June 1, 2008 and the date hereof, since June 1, 2008 no Employee Plan is the subject of an audit or investigation by a Governmental Authority or is currently participating in a Governmental Authority-sponsored voluntary compliance amnesty or similar program.

(g) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(h) No Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than as required pursuant to Section 4980B of the Code or any similar Law.

(i) Except as would not result in material liability or as set forth on Section 3.17(i) of the Company Disclosure Letter:

(i) each Employee Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code has received a favorable determination letter from the IRS to such effect and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan;

(ii) to the extent applicable, each International Employee Plan has been approved by the relevant taxation and other Governmental Authorities so as to enable: (1) the Company or any of its Subsidiaries and the participants and beneficiaries under the relevant International Employee Plan and (2) in the case of any International Employee Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Employee Plan”), the assets held for the purposes of the Funded International Employee Plans, to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may cease to apply;

(iii) except for the treatment of the Unassumed Options, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or together with any other event) will (1) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (2) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (3) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.

(iv) all contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for;

(v) to the Knowledge of the Company, no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any material liability under the terms of any Employee Plan, ERISA, the Code or applicable regulatory guidance issued by any Governmental Authority, Collective Bargaining Agreement or any other applicable Law; or

(vi) except as required by applicable Law or Order or this Agreement, no condition or term under any Employee Plan exists which would prevent Parent or the Surviving Corporation or any of its Subsidiaries from terminating or amending any Employee Plan without material liability to Parent or the

Surviving Corporation or any of its Subsidiaries (other than ordinary administration expenses or routine claims for benefits).

(j) Except as required by applicable Law or Order or the terms of any Employee Plans as in effect as of the date of this Agreement, neither the Company nor any of its Subsidiaries has any plan or commitment to amend in any respect or establish any new Employee Plan or to increase any benefits under any Employee Plan.

(k) No deduction for federal income tax purposes is expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code, including by reason of the transactions contemplated hereby.

(l) There is no contract, plan or arrangement (written or otherwise) covering any current or former employee, director or consultant of the Company or any Subsidiary that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. The Company has provided Parent with good faith estimates of the potential excess parachute payments to disqualified individuals (in each case within the meaning of Section 280G of the Code) paid or payable by the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement or in conjunction with any other event. Except as expressly provided under the terms of this Agreement, including with respect to the treatment of Company Options, Company Stock-Based Awards, the Terminating Plans, and the Deferred Compensation Plan, the consummation of the transactions contemplated by this Agreement, by itself, will not cause or result in the acceleration of the vesting or payment of any compensation or benefits in any material amount under any Employee Plan.

Section 3.18  Labor Matters.

(a) (i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”); (ii) to the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries; (iii) no Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries; and (iv) there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened.

(b) The Company and its Subsidiaries have complied in all material respects with applicable Laws and Orders with respect to employment (including applicable laws, rules and regulations regarding wage and hour requirements, employee, classification, immigration status, discrimination in employment, affirmative action, employee health and safety, plant closings and mass layoffs, and collective bargaining). As of the date hereof, there are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened, concerning the Company or any of its Subsidiaries’ compliance with applicable Laws and Orders with respect to employment.

(c) The Company and each of its Subsidiaries have withheld all material amounts required by applicable Law to be withheld from the wages, salaries, and other payments to employees, and are not, to the Knowledge of the Company, liable for any material arrears of wages or any material taxes or any material penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business).

Section 3.19  Permits.  The Company and its Subsidiaries have, and are, and since June 1, 2007, have been in compliance with the terms of, all permits, licenses, authorizations, certificates, consents, approvals and franchises from Governmental Authorities required to conduct their businesses (as currently conducted) lawfully (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.20  Compliance with Laws.

(a) The Company and each of its Subsidiaries are, and at all times since June 1, 2007 have been, in compliance with all Laws and Orders applicable to the Company and its Subsidiaries (including the International Traffic in Arms Regulations, the Export Administration Regulations and the regulations administered by the Department of Treasury, Office of Foreign Assets Control) except for such violations or noncompliance that have not had and would not reasonably be expected to have a Company Material Adverse Effect. No representation or warranty is made in this Section 3.20 with respect to (a) compliance with the Exchange Act, to the extent such compliance is covered in Section 3.8 and Section 3.9, (b) applicable Laws with respect to Taxes, to the extent such compliance is covered in Section 3.16, (c) ERISA and other employee benefit-related matters, to the extent such compliance is covered in Section 3.17, (d) labor law matters, to the extent such compliance is covered by Section 3.18, or (e) Environmental Laws, to the extent such compliance is covered in Section 3.21.

(b) The Company and each of its Subsidiaries are, and at all times during the last five (5) years have been, in compliance with the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or any comparable foreign law or statute, except for such violations or noncompliance that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.21  Environmental Matters.  Except for such matters as have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are, and during the past five (5) years, have been, in compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances, and no Hazardous Substances are, and during the past five (5) years, no Hazardous Substances have been, present at any property that the Company or any of its Subsidiaries has owned, operated, occupied or leased, except in compliance with applicable Environmental Laws and under circumstances that would not reasonably be expected to give rise to Liabilities under any Environmental Laws.

(c) Neither the Company nor any of its Subsidiaries has exposed any employee or any third party to Hazardous Substances in violation of any Environmental Law.

(d) None of the Company, any of its Subsidiaries, any real property currently owned, leased or operated by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any real property formerly owned, leased or operated by the Company or any of its Subsidiaries, is a party to or is the subject of any pending, or, to the Knowledge of the Company, threatened Legal Proceeding or investigation alleging any Liability or responsibility under or noncompliance with any Environmental Law or seeking to impose any requirements or financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order, settlement or agreement by or with any Governmental Authority or third party imposing any Liability, responsibility, or uncompleted or unresolved requirement with respect to any of the foregoing.

Section 3.22  Litigation; Orders.  As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of the Company, any bona fide threat of any such Legal Proceeding (a) against the Company, any of its Subsidiaries or any of the respective properties or assets of the Company or any of its Subsidiaries that (i) involves a bona fide amount in controversy in excess of $2,500,000, (ii) seeks material injunctive relief and has a reasonable probability of success, (iii) seeks to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and its Subsidiaries substantially as it was operated immediately prior to the date of this Agreement (including by injunctive relief), (iv) would individually or in the aggregate reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement or the ability of the Company to perform its covenants and obligations under this Agreement, or (v) has had or would reasonably be expected to have a Company Material Adverse Effect or (b) against any current or former director or officer of the Company or any of its Subsidiaries (in their respective capacities a such). As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, (A) would prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement or the ability of the Company to perform its covenants and obligations under this Agreement or (B) has had or would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the minutes of meetings of the Company Board (or any committee thereof), there are no internal investigations or internal inquiries that since June 1, 2007 and prior to the date hereof have been conducted by or at the direction of the Company Board (or any committee thereof) concerning any material financial, accounting or other material misfeasance or material malfeasance issues other than any such investigation that did not result in any material finding of any misfeasance or malfeasance.

Section 3.23  Insurance.  The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which is adequate (in terms of amount and losses and risks covered) for the operation of its business and ownership of its Assets and properties, or as is required under the terms of any Contract. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that have not had or would not reasonably be expected to have a Company Material Adverse Effect. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, material alteration in coverage, or material premium increase with respect to, any such policies.

Section 3.24  Related Party Transactions.  Except for compensation or other employment arrangements in the ordinary course of business, arrangements contemplated by this Agreement, and as set forth in the Company SEC Reports filed between December 31, 2008 and the date hereof, since December 31, 2008 there have not been any transactions, agreements, arrangements or understandings or series of related transactions, agreements, arrangements or understandings nor are there currently proposed any such transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

Section 3.25  Brokers.  Except for Goldman Sachs & Co., neither the Company nor any of its Subsidiaries has any Liability to, or is subject to any claim of, any financial advisor, investment banker, broker, finder, agent or similar intermediary in connection with (a) this Agreement or the transactions contemplated hereby or (b) any prior or prospective transaction, in either case, contemplated at any time after June 1, 2007 relating to the purchase or sale of securities by the Company or one or more of its Subsidiaries or the purchase or sale of all or a substantial portion of the assets of the Company or one or more of its Subsidiaries. True and complete copies of all Contracts between the Company or any of its Subsidiaries and Goldman, Sachs & Co. regarding such transactions have been previously made available to Parent.

Section 3.26  Opinion of Financial Advisor.  The Company Board has received the opinion of Goldman Sachs & Co., financial advisor to the Company, to the effect that, as of the date of such opinion and based upon and subject to the matters and the limitations set forth therein, the Per Share Price to be paid to the holders (other than Parent and its Affiliates) of shares of Company Common Stock (other than restricted stock) in the Merger is fair from a financial point of view to such holders. The Company shall deliver executed copies of the written opinion received from Goldman, Sachs & Co. to Parent promptly upon receipt thereof solely for informational purposes.

Section 3.27  Company Rights Plan.  The Company has amended and the Company Board has taken all necessary action prior to the date hereof to amend the Company Rights Plan so as to (i) render the Rights (as defined in the Company Rights Plan) inapplicable to this Agreement and the transactions contemplated hereby, (ii) render the Rights inapplicable to the execution and delivery of this Agreement and consummation of the transactions contemplated hereby, and (iii) ensure that none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will result in (A) the Rights becoming exercisable, (B) cause Parent or any of its Affiliates or Associates (each as defined in the Company Rights Plan) to become an Acquiring Person (as defined in the Company Rights Plan), or (C) give rise to a Distribution Date (as defined in the Company Rights Plan). The Company has made available to Parent a complete and accurate copy of the Rights Plan Amendment.

Section 3.28  State Anti-Takeover Statutes.  Assuming that the representations of Parent and Merger Sub set forth in Section 4.7 are accurate, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the transactions contemplated hereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger or the other transactions contemplated hereby.

Section 3.29  Proxy Statement and Other Required Filings.  The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholder Meeting (collectively, as amended or supplemented, the “Proxy Statement”), as well as any other document that is required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (each, an “Other Required Company Filing” and collectively, the “Other Required Company Filings”) will, at the date of its initial filing with the SEC and at the date of any amendment or supplement thereto, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders, at the date of any amendment or supplement thereto, or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their respective directors, officers, employees, affiliates, agents or other representatives that is included or incorporated by reference in the Proxy Statement. None of the Other Required Company Filings will, when filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied in writing by Parent or Merger Sub or any of their respective directors, officers, employees, affiliates, agents or other representatives that is included or incorporated by reference in any of the Other Required Company Filings.

Section 3.30  Public Grants.  None of the public subsidies, allowances, aids or other public grants, including within the meaning of Article 87 of the EC Treaty and applicable U.S. statutes, granted to the Company or any of its Subsidiaries since January 1, 2006 and that are material to the Company and its Subsidiaries, taken as a whole (collectively, the “Public Grants”), will have to be repaid as a result of the consummation of the transactions contemplated by this Agreement other than any of the foregoing that would have to be so repaid if the amount to be repaid is not material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is under any obligation to maintain a certain number of employees at any location or in any region, or to maintain any business at all or in any region, other than any such obligation which is not material to the Company and its Subsidiaries, taken as a whole, under the terms of any of the Public Grants.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.1  Organization.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement. Parent has delivered or made available to the Company complete and accurate copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date, of Parent and Merger Sub.

Section 4.2  Authorization.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub, and no other corporate or other proceeding on the part of Parent or Merger Sub is necessary to authorize, adopt or approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and (b) is subject to general principles of equity.

Section 4.3  Non-Contravention and Required Consents.  The execution, delivery or performance by Parent and Merger Sub of this Agreement, the consummation by Parent and Merger Sub of the transactions contemplated hereby and the compliance by Parent and Merger Sub with any of the provisions hereof do not and will not (a) violate or conflict with any provision of the certificates of incorporation or bylaws of Parent or Merger Sub, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound, (c) assuming the Consents set forth in Section 4.4 are obtained, violate or conflict with any Law or Order applicable to Parent or Merger Sub or by which any of their properties or assets are bound, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to perform their respective covenants and obligations under this Agreement.

Section 4.4  Required Governmental Approvals.  No Consent of any Governmental Authority is required on the part of Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby, except (a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) filings required under, and compliance with any other applicable requirements of, the HSR Act and any applicable foreign Antitrust Laws, and (d) such other Consents, the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

Section 4.5  Litigation.  As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to perform their respective covenants and obligations under this Agreement. As of the date hereof, neither Parent nor Merger Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to perform their respective covenants and obligations under this Agreement.

Section 4.6  Proxy Statement and Other Required Filings.  The information supplied by Parent, Merger Sub or any of their respective directors, officers, employees, affiliates, agents or other representatives that is included or incorporated by reference in the Proxy Statement will not, at the time the Proxy Statement is filed with the SEC or at the time of any amendment or supplement thereto, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Parent, Merger Sub or any of their respective directors, officers, employees, affiliates, agents or other representatives that is included or incorporated by reference in any of the Other Required Company Filings will not, at the time the applicable Other Required Company Filing is filed with the SEC or at the time of any amendment or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.7  Ownership of Company Capital Stock.  Except for shares held in connection with or pursuant to any compensation, severance, pension, retirement or other employee benefit plan, agreement or other arrangement, whether such shares are held in trust, a fund or otherwise, maintained by Parent or any of its Subsidiaries or to which any employee, director or consultant of Parent or any of its Subsidiaries is a party, neither Parent nor any of its Subsidiaries owns, nor at any time during the last three (3) years has owned, any shares of Company Capital Stock. None of Parent, any of its Subsidiaries or, to the Knowledge of Parent, any compensation, severance, pension, retirement or other employee benefit plan, agreement or other arrangement, whether such shares are held in trust, a fund or otherwise, maintained by Parent or any of its Subsidiaries or to which any employee, director or consultant of Parent or any of its Subsidiaries is a party, either individually or collectively, is an “affiliate” of the Company within the meaning of Rule 13e-3(a)(i) under the Exchange Act, nor at any time during the last three years has been an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL.

Section 4.8  Brokers.  Except for Morgan Stanley & Co. Incorporated, (a) no agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission, or reimbursement of expense and (b) Parent or Merger Sub shall not be subject to any Liability to any such Person, in each case in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.9  Operations of Merger Sub.  Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

Section 4.10  Financial Capability.  Parent currently has, and will have (and will cause Merger Sub to have) immediately prior to the Effective Time, sufficient funds to pay the aggregate Share Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement. Parent’s and Merger Sub’s obligations hereunder are not subject to a condition regarding Parent’s or Merger Sub’s receipt of funds to consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE V

COVENANTS OF THE COMPANY

Section 5.1  Interim Conduct of Business.

(a) Except (i) as contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1(a) of the Company Disclosure Letter, or (iii) with the prior written approval of Parent (which approval will not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course of business and in compliance in all material respects with all applicable Laws and Orders and use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and each of its Subsidiaries and to preserve the current relationships of the Company and each of its Subsidiaries with each of the customers, suppliers and other Persons with whom the Company or any of its Subsidiaries has significant business relations as is reasonably necessary to preserve substantially intact its business organization.

(b) Except (i) as contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1(b) of the Company Disclosure Letter, or (iii) with the prior written approval of Parent (which approval will not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not do any of the following and shall cause its Subsidiaries not to do any of the following (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 5.1(a)):

(i) amend its certificate of incorporation or bylaws or comparable organizational documents;

(ii) issue, sell, deliver, pledge, dispose of, grant, encumber or otherwise subject to any Lien (other than a Permitted Lien), or agree, authorize or commit to any of the foregoing (whether through the issuance or granting of securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, or the issuance or grant of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Equity Interests of the Company or any Subsidiary except for issuances of shares of Company Common Stock to (A) participants in the Company ESPP pursuant to the terms thereof or (B) to holders of Company Options or Company Stock-Based Awards, in each case outstanding as of the date hereof or granted in compliance with the terms of this Agreement as disclosed in Section 5.1(b) of the Company Disclosure Letter, upon the exercise or vesting thereof, as applicable;

(iii) directly or indirectly repurchase, redeem or otherwise acquire any Equity Interests of the Company or any Subsidiary, except for Tax withholdings and exercise price settlements upon exercise of Company Options or with respect to Company Stock-Based Awards in the ordinary course of business;

(iv) (A) split, combine, subdivide or reclassify any shares of capital stock, or issue or authorize any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or Equity Interests, (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or (C) make any other actual, constructive or deemed distribution in respect of the shares of capital stock or Equity Interests, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its wholly owned Subsidiaries;

(v) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(vi) (A) incur or assume any Indebtedness in excess of $1,000,000 individually or $5,000,000 in the aggregate (provided that any debt so incurred must be voluntarily prepayable without material premium, penalties or any other material costs), except for (1) debt incurred in the ordinary course of business under letters of credit, lines of credit or other credit facilities in effect on the date hereof or issuances or repayment of commercial paper in the ordinary course of business or (2) loans or advances from direct or indirect wholly owned Subsidiaries of the Company, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person in excess of $1,000,000 individually or $5,000,000 in the aggregate, except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company, (C) make any loans, advances or capital contributions to or investments in any other Person, except for travel advances in the ordinary course of business to employees of the Company or any of its Subsidiaries, or (D) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(vii) except as is expressly required by applicable Law or Order or the terms of any Employee Plan as in effect on the date hereof (it being understood that the foregoing exception does not permit the exercise of any discretion), (A) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, except in any such case (1) in connection with the hiring of new employees who are not directors or executive officers in the ordinary course of business, (2) in connection with the promotion of employees who are not directors or executive officers (and who will not be directors or executive officers after such promotion) in the ordinary course of business, and (3) in connection with any amendment of an Employee Plan that is required by Law or Order, (B) increase the compensation payable or to become payable of any director, officer or employee, pay or agree to pay any special bonus or special remuneration to any director, officer or employee, or pay or agree to pay any benefit not required by any plan or arrangement as in effect as of the date hereof, except in the ordinary course of business with respect to any employee who is not a director or executive officer, or (C) elect or approve any new executive officers or directors of the Company or any of its Subsidiaries, except in order to replace a previous executive officer or director;

(viii) except as is expressly required by applicable Law or Order or the terms of any Employee Plan as in effect on the date hereof (it being understood that the foregoing exception does not permit the exercise of any discretion), accelerate the end of any performance period, determination of performance criteria or payment of bonuses under the 3Bonus Plan for Executive Officers or any other bonus plan, policy or arrangement as a result of or in connection with the transactions contemplated by this Agreement;

(ix) pay, discharge, satisfy or settle any pending or threatened Legal Proceeding, except for the payment, discharge, satisfaction or settlement of any pending or threatened Legal Proceeding that does not include any material obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time and (A) is fully reserved against in the Company Financial Statements, (B) involves the payment of no more than $500,000 individually or $2,500,000 in the aggregate or (C) results in a payment to the Company or a Subsidiary thereof of no more than $1,000,000 individually or $5,000,000 in the aggregate;

(x) except as required as a result of a change in applicable Law or Order or GAAP, make any material change in any of the accounting methods, principles or practices used by it or affecting its assets, liabilities or business;

(xi) (A) make any change in any material method of Tax accounting or material Tax compliance practice, (B) make, rescind or change any material Tax election, (C) settle or compromise any material Tax liability, (D) surrender any right to claim a material refund of Taxes, (E) file any material amended

Tax Return (except as required by Law or Order), or (F) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes;

(xii) other than in the ordinary course of business, (A) acquire (by merger, consolidation, acquisition, license or otherwise) any other Person or any material equity interest therein or assets thereof in excess of $1,000,000 individually or $5,000,000 in the aggregate or (B) dispose of any material properties or assets of the Company or its Subsidiaries;

(xiii) make any capital expenditures in excess of $1,000,000 individually or $5,000,000 in the aggregate for the Company and its Subsidiaries taken as a whole, except as budgeted on the Company’s current plan set forth on Section 5.1(b)(xiii) of the Company Disclosure Letter;

(xiv) enter into any Material Contract of the type described in clauses (i), (ii), (iii), (iv), (v), (vi), (viii), (x), (xi), (xii) or (xiii) of Section 3.12(a), or amend or modify in any material respect, or terminate any Material Contract; or

(xv) announce an intention, enter into a formal or informal agreement, or otherwise make a commitment to take any of the actions prohibited by this Section 5.1(b).

(c) The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to make any filing, pay any fee, or take any other action reasonably necessary to maintain the existence, validity, and effectiveness of material Company Intellectual Property and material Company Intellectual Property Rights.

(d) Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

Section 5.2  No Solicitation.

(a) Subject to the terms of  Section 5.2(b), during the period commencing on the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall not, nor shall they authorize or knowingly permit their respective directors, officers, employees, affiliates, financial advisors, legal counsel, accountants and other agents and representatives (“Representatives”) to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce or in a manner that reasonably would be expected to lead to the making, submission or announcement of, or to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate, engage in or continue discussions or negotiations with any Person with respect to any Acquisition Proposal or (iv) enter into, or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, memorandum of understanding or other Contract or agreement in principle contemplating or otherwise relating to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement) (a “Company Acquisition Agreement”). It is understood that any violation of the restrictions set forth in this Section 5.2(a) by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.2(a) by the Company.

(b) Notwithstanding anything to the contrary set forth in this Section 5.2 or elsewhere in this Agreement, but subject to the limitations set forth in this Section 5.2(b), Section 5.2(c) and Section 5.3, at all times during the period commencing on the date hereof and continuing until the Company’s receipt of the Requisite Stockholder Approval, the Company Board may, directly or indirectly through one or more Representatives, (i) participate or engage in discussions or negotiations with any Person that has made a bona fide unsolicited written Acquisition Proposal after the date hereof which did not result from a breach of this Section 5.2, and/or (ii) furnish any non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement, to any Person that has made a bona fide unsolicited written Acquisition Proposal after the date hereof which did not result from a breach of this Section 5.2, provided that (A) the Company Board determines in good faith (after consultation with its independent financial advisor and outside legal counsel) (it being understood and agreed that the “independence” of the Company Board’s independent financial advisor will be determined by the Company Board) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, (B) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent to the extent such information has not been previously furnished to Parent, and (C) upon receipt of such Acquisition Proposal, the Company promptly (and in any event within 48 hours) provides Parent (x) a copy of any such Acquisition Proposal made in writing, or (y) a written summary of the material terms of any such Acquisition Proposal not made in writing.

(c) From and after the date hereof, the Company shall keep Parent reasonably informed of any material developments regarding any Acquisition Proposal received by the Company and, upon the reasonable request of Parent, shall apprise Parent of the status of such Acquisition Proposal. The Company agrees that it and its Subsidiaries shall not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from complying with its obligations under this Section 5.2.

Section 5.3  Company Board Recommendation; Superior Proposals; Intervening Events.

(a) The Company Board shall not (x) withhold, withdraw, amend, change, qualify or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend, change, qualify or modify in a manner adverse to Parent, the Company Board Recommendation, or (y) approve, adopt or recommend to the stockholders of the Company any Acquisition Proposal, or publicly propose to approve, adopt or recommend to the stockholders of the Company any Acquisition Proposal, or (z) make any public statement (other than a “stop, look and listen” communication by the Company Board pursuant to Rule 14d9-f of the Exchange Act) in connection with a tender offer or exchange offer for shares of Company Common Stock unless such statement includes a reaffirmation of the Company Board Recommendation (a “Recommendation Change”). Notwithstanding the foregoing or anything else to the contrary provided herein, at any time prior to the receipt of the Requisite Stockholder Approval, the Company Board may effect a Recommendation Change if:

(i) the Company Board has received an Acquisition Proposal that it determines in good faith (after consultation with its independent financial advisors and outside legal counsel, it being understood and agreed that the “independence” of the Company Board’s independent financial advisor will be determined by the Company Board) constitutes a Superior Proposal and the failure to take such action would reasonably be expected to be a breach of its fiduciary duties, provided that (A) the Company has not violated the terms of Section 5.2 or this Section 5.3 in any material respect in connection with such Acquisition Proposal, (B) the Company shall have given Parent at least five (5) Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal) and, no later than the time of such notice, provided Parent a copy of the relevant proposed transaction agreement and other material documents with the party making such Superior Proposal, (C) if requested by Parent, the Company shall have negotiated in good faith with Parent during such five (5) Business Day notice period to enable Parent to propose changes to the terms of this Agreement that would cause such Superior Proposal to no longer constitute a Superior Proposal, (D) the Company Board shall have considered in good faith (after consultation with independent financial advisors and outside legal counsel, it being understood and agreed that the “independence” of the Company Board’s independent financial advisor will be determined by the Company Board) any changes to this Agreement proposed by Parent in a written offer capable of acceptance and determined that the Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect, and (E) in the event of any material change to the financial or other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice and copies of the relevant proposed transaction agreement and other material documents and the five (5) Business Day notice period shall have recommenced; or

(ii) a material fact, event, change, development or set of circumstances that was not known by the Company Board as of or at any time prior to the date of this Agreement (other than, and not relating in any way to, an Acquisition Proposal, it being understood and hereby agreed that the Company Board may only effect a Recommendation Change in response to or in connection with an Acquisition Proposal pursuant to and in accordance with Section 5.3(a)(i)) (such material fact, event, change, development or set of circumstances, an “Intervening Event”) shall have occurred and be continuing; provided that (A) the Company Board determines in good faith (after consultation with independent financial advisors and outside legal counsel, it being understood and agreed that the “independence” of the Company Board’s independent financial advisor will be determined by the Company Board) that the failure to take such action in light of the Intervening Event would reasonably be expected to be a breach of its fiduciary duties, (B) the Company shall have given Parent at least five (5) Business Days’ prior written notice of its intention to take such action and, no later than the time of such notice, provided Parent with a written explanation of the Company Board’s basis and rationale for proposing to effect such Recommendation Change, (C) if requested by Parent, the Company shall have negotiated in good faith with Parent during such five (5) Business Day notice period to enable Parent to propose changes to the terms of this Agreement that would obviate the need for the Company Board to effect such Recommendation Change, (D) the Company Board shall have considered in good faith (after consultation with independent financial advisors and outside legal counsel, it being understood and agreed that the “independence” of the Company Board’s independent financial advisor will be determined by the Company Board) any changes to this Agreement proposed in writing by Parent and determined that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties if such changes were to be given effect, and (E) in the event of any material change to the facts and circumstances relating to such Intervening Event, the Company shall have delivered to Parent an additional notice and the five (5) Business Day notice period shall have recommenced.

(b) Nothing set forth in  Section 5.2 or this Section 5.3 or elsewhere in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, or (ii) making any disclosure to the Company Stockholders that the Company Board determines to make in good faith (after consultation with its outside legal counsel) in order to fulfill its fiduciary duties or satisfy applicable state or federal securities laws; provided that any such disclosure may still be deemed to be a Recommendation Change pursuant to and in accordance with Section 5.3(a).

Section 5.4  Company Stockholder Meeting.  The Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Stockholders (the “Company Stockholder Meeting”) as promptly as practicable following the date hereof, and (subject to the following proviso) in any event within forty five (45) days of the mailing of the Proxy Statement (unless Parent shall consent to a different date), for the purpose of voting upon the adoption of this Agreement in accordance with the DGCL; provided, however, nothing herein shall prevent the Company from postponing or adjourning (for no longer than five (5) Business Days in the case of clause (c)) the Company Stockholder Meeting if (a) there are insufficient shares of the Company Common Stock present or represented by a proxy at the Company Stockholder Meeting to conduct business at the Company Stockholder Meeting, (b) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law or Order or (c) the Company Board shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting, including in order to give Company Stockholders sufficient time to evaluate any new information or disclosure that the Company has sent to Company Stockholders or otherwise made available to Company Stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Recommendation Change). Unless the Company Board has effected a Recommendation Change, the Company shall use its reasonable best efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement in accordance with Delaware Law and take all other action necessary or advisable to secure the Requisite Stockholder Vote at the

Company Stockholder Meeting. The Company shall provide Parent with such information with respect to the solicitation of the Requisite Stockholder Vote as is reasonably requested by Parent.

Section 5.5  Access.  At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause its Subsidiaries to, afford Parent and its financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records, officers, agents and personnel of the Company and its Subsidiaries and the Company shall, and shall cause its Subsidiaries to furnish to Parent promptly, such information concerning the Company and its Subsidiaries business, personnel, assets, liabilities and properties as Parent may reasonably request; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or Order requires the Company to restrict or otherwise prohibit access to such documents or information, (b) access to such documents or information would, in the Company’s good faith opinion after consultation with outside legal counsel, result in the loss of attorney-client privilege, work product doctrine or other applicable legal privilege applicable to such documents or information, (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such Contract (provided that such contract is listed on Section 3.12 of the Company Disclosure Letter), or (d) subject to the terms of Section 5.2(b) and Section 5.2(c), such documents or information relate directly or indirectly to any Acquisition Proposals that the Company or any of its Representatives may have received from any Person or any discussions or negotiations that the Company or any of its Representatives is having with respect to any Acquisition Proposal or any other proposals that could lead to an Acquisition Proposal; and provided further, that no information or knowledge obtained by Parent in any investigation conducted pursuant to the access contemplated by this Section 5.5 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Parent and Merger Sub hereunder. In the event that any of the Company or its Subsidiaries does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate the applicable Law, Order, Contract or obligation or waive such a privilege. Any investigation conducted pursuant to the access contemplated by this Section 5.5 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or its Subsidiaries, or create an unreasonable risk of material damage or destruction to any material property or assets of the Company or any of its Subsidiaries. Any access to the Company’s or its Subsidiaries’ properties shall be subject to the Company’s reasonable security measures and insurance requirements. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 5.5.  All requests for data and access under this Agreement shall be made only to and through one or more of the individuals designated in writing by an Executive Vice President of the Company.

Section 5.6  Certain Litigation.  The Company shall promptly advise Parent of any litigation commenced after the date hereof against the Company or any of its Subsidiaries or directors (in their capacity as such) relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense and strategy of any such litigation and shall consider Parent’s views with respect to such litigation.

Section 5.7  Section 16(b) Exemption.  The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VI

ADDITIONAL COVENANTS

Section 6.1  Reasonable Best Efforts to Complete.  Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to using reasonable best efforts to: (a) cause the conditions to the Merger set forth in Article VII to be satisfied; (b) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations, submissions of information, applications and other documents and filings with Governmental Authorities in connection with this Agreement and the consummation of the transactions contemplated hereby; (c) obtain all necessary or appropriate consents, waivers and approvals under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Material Contracts following the consummation of the transactions contemplated by this Agreement; (d) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and consummate the transactions contemplated hereby; (e) defend against any lawsuit or other Legal Proceeding challenging this Agreement, or the transactions contemplated hereby or thereby in order to enable the parties hereto to consummate the transactions contemplated hereby; and (f) contest, appeal and remove any Order that is being proposed by any Governmental Authority or other Person, or any Order that has been issued, granted or entered, in either case which has or may have the effect of prohibiting or otherwise preventing the Merger in order to enable the parties hereto to consummate the transactions contemplated hereby. Notwithstanding anything to the contrary herein, the Company shall not be required prior to the Effective Time to pay any consent fee, “profit sharing” payment or other consideration (including increased rent payments), or to provide any additional security (including a guaranty), to obtain the consent of any lessor or licensor under any Lease.

Section 6.2  Regulatory Filings.

(a) (i) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act no later than December 7, 2009; and (ii) each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, or (except in the case of the joint filing contemplated by clause (B) below) only the Parent and the Merger Sub (and their respective Affiliates, if applicable) shall file comparable pre-merger or post-merger notification filings, forms and submissions with the applicable foreign Governmental Authority that are required by any of the Antitrust Laws of the jurisdictions set forth in Section 6.2(a) of the Company Disclosure Letter, including (A) a notification on Short Form or Form CO to the European Commission based on Council Regulation 139/2004 and (B) a jointly filed pre-merger notification with the Anti-Monopoly Bureau of the Ministry of Commerce relating to this Agreement as required by the Anti-Monopoly Law of the People’s Republic of China (the “AML”), as promptly as practicable (and in any event, in relation to all pre-merger filings, no later than January 18, 2010, or such later date as the parties may mutually agree in writing following the execution and delivery of this Agreement), unless Parent or Merger Sub determine that any such comparable pre-merger or post-merger notification filings, forms and submissions with the applicable foreign Governmental Authority are not required by applicable Law. Except for the filings described in this Section 6.2(a) and any filings that may be required under applicable U.S. securities laws, neither Parent nor any of its Affiliates, on the one hand, nor the Company nor any of its Affiliates, on the other hand, shall make or submit any other material filing, declaration, registration or notification to any Governmental Authority in connection with any of the transactions contemplated by this Agreement without the other party’s prior consent.

(b) Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of any filings or submissions that are required to be made under any applicable Laws or Orders or requested to be made by any Governmental Authority in connection with the transactions contemplated by this Agreement, (ii) supply the other or its outside counsel with any material information that may be required or requested by any Governmental Authority in connection with such filings or submissions, (iii) supply any additional information that may be required or requested by the FTC, the DOJ or other Governmental Authorities in which any such filings or submissions are made under any applicable Laws or Orders as promptly as practicable, (iv) use their reasonable best efforts to cause the expiration or termination of the applicable waiting periods under any applicable Laws or Orders as soon as reasonably practicable, and (v) use their respective reasonable best efforts to offer to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such action and doing all such things necessary to resolve such objections, if any, as the FTC, the DOJ, or any other Governmental Authority or Person may assert under any applicable Laws or Orders with respect to the transactions contemplated by this Agreement, and to avoid or eliminate each and every impediment under any Law or Order that may be asserted by the FTC, the DOJ or any other Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the transactions contemplated hereby to be consummated as soon as expeditiously possible. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall be deemed to require Parent and its Subsidiaries to, and the Company and its Subsidiaries shall not, agree to any sale, divestiture, license or other disposition of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their respective businesses or to own or exercise control of such stock, businesses, assets and properties, if (A) such actions reasonably would be expected to have a material adverse effect on (1) the Company and its Subsidiaries, taken as a whole, or H3C and its Subsidiaries, taken as a whole, or (2) the benefits expected to be derived by Parent and its Subsidiaries from the transactions contemplated by this Agreement or (B) such actions reasonably would be expected to have a material impact (including a material reputational impact) on the operations or business (other than the networking business) of Parent and its Subsidiaries (assuming for purposes of this determination that Parent and its Subsidiaries are of equivalent size to the Company and its Subsidiaries, taken as a whole) in any material jurisdiction.

(c) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall keep the other party promptly informed of any material communication regarding any of the transactions contemplated by this Agreement in connection with any filings, investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any other Laws with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable law or by the applicable Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the transactions contemplated by this Agreement, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other party reasonably apprised with respect to any material oral communications with any Governmental Authority regarding the transactions contemplated by this Agreement, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the transactions contemplated by this Agreement, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the transactions contemplated by this Agreement, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any

Governmental Authority relating to the transactions contemplated by this Agreement, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth Section 7.1(b) and Section 7.1(c).

Section 6.3  Proxy Statement and Other Required Company Filings.  As soon as practicable following the date hereof, but in any event no later than December 7, 2009, the Company shall prepare and file with the SEC the Proxy Statement for use in connection with the solicitation of proxies from the Company Stockholders for use at the Company Stockholder Meeting. If the Company determines that it is required to file with the SEC any Other Required Company Filing under applicable Law or Order, the Company shall promptly prepare and file with the SEC such Other Required Company Filing. Parent and Merger Sub shall furnish all information concerning Parent and Merger Sub (and their respective Affiliates, if applicable) as is required to be included in the Proxy Statement or such other filings, or that is customarily included in such Proxy Statement or such other filings in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing. The Company shall use reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable following the filing thereof with the SEC and confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement. Unless the Company Board has effected a Recommendation Change, neither the Company nor any of its Affiliates shall file with the SEC the Proxy Statement or any Other Required Company Filing, or any amendment or supplement thereto, and neither the Company nor any of its Affiliates, if applicable, shall correspond or otherwise communicate with the SEC or its staff with respect to the Proxy Statement or any Other Required Company Filing in any such case without providing Parent and Merger Sub a reasonable opportunity to review and comment thereon or participate therein, as the case may be and shall include in such Proxy Statement or Other Required Company Filing comments reasonably proposed by Parent or Merger Sub. Unless this Agreement is earlier terminated pursuant to Article VIII, the Company shall (i) advise Parent and Merger Sub promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for an amendment or revisions to the Proxy Statement or any Other Required Company Filing, any receipt of comments from the SEC or its staff on the Proxy Statement or any Other Required Company Filing or any receipt of a request by the SEC or its staff for additional information in connection therewith, and (ii) provide Parent and Merger Sub with copies of all correspondence with its representatives, on the one hand, and the SEC or its staff, on the other hand with respect to the Proxy Statement or Other Required Company Filings. If at any time prior to the Company Stockholder Meeting, any information relating to the Company, Parent or Merger Sub, or any of their respective directors, officers or Affiliates, should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement or any Other Required Company Filing so that the Proxy Statement or any Other Required Company Filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other, and an appropriate amendment or supplement to the Proxy Statement or the applicable Other Required Company Filing describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Law or Order or the SEC or its staff, disseminated to the Company Stockholders. The Company shall cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. Unless the Company Board has effected a Recommendation Change, the Company shall include the Company Board Recommendation in the Proxy Statement and, if applicable, any Other Required Company Filings.

Section 6.4  Anti-Takeover Laws.  The Company, Parent and Merger Sub shall use their respective reasonable best efforts to take all actions necessary so that no state anti-takeover or other similar Law or Order is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement and, if any anti-takeover statute is or becomes applicable, to use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law or Order on this Agreement and the transactions contemplated hereby.

Section 6.5  Notification of Certain Matters.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall give prompt notice to Parent and Merger Sub upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only if such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied, such notice to include a reasonably detailed description of the fact, or the occurrence or non-occurrence of any event or circumstance the occurrence or non-occurrence of which resulted in such untruth, inaccuracy or failure; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 6.5(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by it or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, such notice to include a reasonably detailed description of the fact, or the occurrence or non-occurrence of any event or circumstance the occurrence or non-occurrence of which resulted in such untruth, inaccuracy or failure; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 6.5(b).

Section 6.6  Public Statements and Disclosure.  The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed by each of Parent and the Company. None of the Company, on the one hand, or Parent and Merger Sub, on the other hand, hereby shall issue any public release or make any public announcement or disclosure concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release, announcement or disclosure may be required by applicable Law or Order or the rules or regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 6.6 shall not apply to any release, announcement or disclosure made or proposed to be made following a Recommendation Change.

Section 6.7  Directors’ and Officers’ Indemnification and Insurance.

(a) Parent shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification Contracts between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall

(and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses, covering acts and omissions of directors and officers (and any other employees or agents who otherwise would be entitled to similar benefits thereunder pursuant to the terms thereof in effect on the date hereof), in each case in their respective capacities as such, occurring at or prior to the Effective Time, that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b) Without limiting the generality of the provisions of Section 6.7(a), to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates occurring at or prior to the Effective Time, or (ii) any of the transactions contemplated by this Agreement, in each case regardless of whether such claim, proceeding, investigation or inquiry is made, occurs or arises prior to, at or after the Effective Time. In addition, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such claim, proceeding, investigation or inquiry upon receipt of an undertaking by such Indemnified Person to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification. In the event of any such claim, proceeding, investigation or inquiry, (A) the Surviving Corporation and Parent shall have the right (but not the obligation) to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, Parent will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto), (B) each Indemnified Person shall be entitled to retain his or her own counsel, which counsel shall be reasonably satisfactory to Parent and the Surviving Corporation, whether or not Parent shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (C) the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay all reasonable fees and expenses of any counsel retained by an Indemnified Person, promptly after statements therefor are received, whether or not Parent shall elect to control the defense of any such claim, proceeding, investigation or inquiry, and (D) neither Parent or the Surviving Corporation on the one hand nor any Indemnified Person on the other hand shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 6.7(b) or elsewhere in this Agreement, the Surviving Corporation and Parent shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties for any Indemnified Parties in any jurisdiction with respect to any single action) except to the extent that two or more of such Indemnified Parties shall have actual material conflict of interest in such action.

(c) Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance. In the event that the Company purchases such a “tail” policy prior to the Effective Time, Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 6.7(c) for so long as such “tail” policy shall be maintained in full force and effect. In the event that the Company does not so purchase a “tail” policy prior to the Effective Time, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent and the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided however, in satisfying its obligations under this Section 6.7(c), Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 6.7(c) of the Company Disclosure Letter), provided that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium.

(d) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.7.

(e) The obligations set forth in this Section 6.7 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.7(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.7(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.7(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.7, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.7(c) (and their heirs and representatives)) under this Section 6.7 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.7 is not prior to or in substitution for any such claims under such policies.

Section 6.8  Employee Matters.

(a) (i) Health and Welfare Plans.  For the period commencing at the Effective Time and ending on a date that is no earlier than the six-month anniversary thereof, Parent shall, or shall cause the Surviving Corporation, to maintain or provide for Continuing Employees and, as applicable, their eligible dependents, benefits under Employee Plans or employee benefit plans, programs or policies of Parent or its Affiliates that provide for health and welfare benefits (excluding severance) that are in the aggregate no less favorable than such benefits maintained for and provided to Continuing Employees immediately prior to the Effective Time. From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, (A) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to Continuing Employees and their eligible dependents to the extent such Continuing Employees and their eligible dependents were not subject to such preexisting conditions and limitations and eligibility waiting periods under the comparable Employee Plans as of the time immediately preceding the Closing, and (B) provide each Continuing Employee with credit for any deductibles paid under any Employee Plan that provides medical, dental, vision or pharmaceutical benefits in the plan year in effect as of the Closing Date in satisfying any applicable deductible or out of pocket requirements under any medical, dental, vision or pharmaceutical plans of Parent, the Surviving Corporation or its Subsidiaries that such employees are eligible to participate in after the Effective Time to the same extent that such expenses were recognized under the comparable Employee Plan. For purposes of this Section 6.8(a), “Continuing Employees” shall include expatriate employees working outside the U.S. whose benefits and payroll are provided under the plan, programs or arrangements offered to employees located in the U.S.

(ii) Severance Plans.  For the period commencing at the Effective Time and ending on the first anniversary thereof, Parent shall, and shall cause its Subsidiaries to, honor in accordance with their terms as in effect immediately prior to the Effective Time the severance plans maintained by the Company or any of its Subsidiaries, and shall recognize continuous service with the Company or its Subsidiaries, including predecessor employers, of participating Continuing Employees under such plans, but in all cases solely to the extent such service would have been recognized by the Company immediately prior to the Effective Time. From and after the first anniversary of the Effective Time, Continuing Employees located in the U.S. shall be eligible to participate in severance plans or programs available to similarly situated employees of Parent or its Subsidiaries solely with respect to continuous service credited from and after the Effective Time.

(iii) 401(k) Plan.  Continuing Employees located in the U.S. shall be eligible to participate in Parent’s 401(k) plan as soon as administratively practicable but in no event later than three (3) months after the Effective Time, and shall recognize prior service with the Company or its Subsidiaries, including predecessor employers (but only to the extent recognized by the Company immediately prior to the Effective Time) for purposes of vesting under Parent’s 401(k) plan. To the extent that Parent is unable to provide for the participation of such Continuing Employees within the three (3) months after the Effective Time, Parent shall pay to such Continuing Employees (to the extent then still employed by Parent or its Subsidiaries) an amount substantially equivalent to what they would have received pursuant to any match by Parent under the Parent’s 401(k) Plan had they become participants in Parent’s 401(k) Plan, if any, without regard to any Tax benefit under such plan.

(iv) Other Plan Participation; Service Crediting.  From and after the Effective Time, and except as otherwise provided in this Section 6.8 or as may result in duplication of coverage or benefits, Continuing Employees shall be eligible to participate in employee benefit plans and programs of Parent or a Subsidiary in accordance with its then-applicable plans and policies available to similarly situated employees. From and after the Effective Time, Parent shall, or shall cause its Subsidiaries to, recognize prior service with the Company or its Subsidiaries, including predecessor employers (but only to the extent recognized by the Company immediately prior to the Effective Time) only for purposes of service awards and determining the amount of vacation accruals, and not for purposes of any other plan, program or policy of Parent or its Subsidiaries, other than to the extent required by local Law or Order or as otherwise set forth in this Section.

(b) Except as otherwise provided in this Agreement, Parent shall, or shall cause its Subsidiaries to, honor in accordance with their terms as in effect immediately prior to the Effective Time all existing employment, change of control, severance and retention agreements between the Company or any of its Subsidiaries, on the one hand, and any current or former employee, director or consultant of the Company or any of its Subsidiaries, on the other hand; provided, however, that nothing in this Agreement shall prohibit Parent or its Subsidiaries from amending or terminating any such plans or agreements, so long as such amendment or termination complies with the terms of any such plans or agreements, including specifically obtaining any necessary or required consents.

(c) Except as otherwise required by applicable Law, or as may be agreed upon by the Company and Parent prior to the Closing Date, unused paid-time off (PTO) days accrued by Continuing Employees under the plans and policies of the Company and its Subsidiaries shall carry over to Parent or its Subsidiaries to the extent administratively practicable, and each such Continuing Employee shall be paid by the Company in cash for any accrued and unused paid-time off (PTO) days that Parent determines are not administratively practicable to continue to honor.

(d) The provisions of this Section 6.8 are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, and nothing herein shall be deemed to amend any Employee Plan to reflect the terms of this Section 6.8. Furthermore, nothing in this Section 6.8 shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Continuing Employee at any time.

Section 6.9  Confidentiality.  Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1  Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law) prior to the Closing Date, of each of the following conditions:

(a) Requisite Stockholder Approval.  The Requisite Stockholder Approval shall have been obtained.

(b) Requisite Regulatory Approvals.  (i) Any waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, (ii) any clearances, consents, approvals, orders and authorizations of Governmental Authorities required by the Antitrust Laws of the jurisdictions set forth in Section 7.1(b) of the Company Disclosure Letter shall have been obtained and/or any waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement under the Antitrust Laws of the jurisdictions set forth in Section 7.1(b) of the Company Disclosure Letter shall have expired or been terminated, and (iii) any required approval or deemed approval of the transactions contemplated by this Agreement of the Anti-Monopoly Bureau of the Ministry of Commerce shall have been obtained pursuant to the AML, in each case, without any condition that would require any action that Parent and its Subsidiaries would not be required to take, or the Company and its Subsidiaries would not be permitted to take, pursuant to Section 6.2(b).

(c) No Legal Prohibition.  No court of competent jurisdiction or other Governmental Authority shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) issued or granted any Order that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger.

Section 7.2  Conditions to the Obligations of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver prior to the Closing Date of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement set forth in (i) Section 3.11(a) shall be true and correct in all respects, (ii) Section 3.1, Section 3.2, Section 3.5, Section 3.7(a), Section 3.7(c), Section 3.25, Section 3.27 and Section 3.28 shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties set forth in such Sections that address matters only as of a particular date, which shall have been true and correct in all material respects only as of such particular date) and (iii) all Sections of this Agreement other than those Sections specifically referred to above shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties set forth in such Sections that address matters only as of a particular date, which shall have been true and correct only as of such particular date), except in the case of clause (iii) (including the parenthetical herein) for any failure to be so true and correct which has not had and would not reasonably be expected to have a Company Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Agreement under clause (iii) of this Section 7.2(a), all “Company Material Adverse Effect” qualifications and all qualifications and exceptions with respect to materiality (but not dollar thresholds nor the reference to “Company Material Adverse Effect” in Section 3.12(a)(xv)) set forth in such representations and warranties shall be disregarded.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects the obligations that are to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate.  Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Company Material Adverse Effect.  No Effect shall have arisen or occurred following the execution and delivery of this Agreement that is continuing and that shall have had or be reasonably expected to have a Company Material Adverse Effect.

Section 7.3  Conditions to the Company’s Obligations to Effect the Merger.  The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver prior to the Closing Date of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement, and (ii) for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such particular date that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects the obligations that are to be performed by them under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate.  The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1  Termination.  Notwithstanding the prior adoption of this Agreement by the Company Stockholders in accordance with the DGCL, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 8.1 shall give prompt written notice of such termination to the other party or parties hereto):

(a) by mutual written agreement of Parent and the Company; or

(b) by either Parent or the Company, if the Merger shall have not been consummated by 11:59 p.m. (Pacific time) on the first anniversary of the date of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party hereto whose actions in breach of this Agreement or failure to take action in breach of this

Agreement has been the principal cause of or resulted in any of the conditions to the Merger set forth in Article VII having failed to be satisfied prior to such date; or

(c) by either Parent or the Company if any court of competent jurisdiction or other Governmental Authority shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) issued or granted any Order that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the Merger, and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party hereto unless such party shall have used its reasonable best efforts to contest, appeal and remove such Order; and provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a party whose actions in breach of this Agreement or failure to take action in breach of this Agreement was the principal cause of, or resulted in, the passage of such Law or the issuance of such Order; or

(d) by either Parent or the Company, if the Company shall have failed to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any postponement or adjournment thereof) at which a vote is taken on this Agreement; or

(e) by the Company, in the event that Parent and/or Merger Sub shall have breached or otherwise violated any of their respective covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have become inaccurate, in either case such that the conditions to the Merger set forth in Section 7.3(a) or Section 7.3(b) are not capable of being satisfied (with or without cure of such breach or violation) by the Termination Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if it is then in breach of any representations, warranties, covenants or other agreements hereunder that would result in the closing conditions set forth in Section 7.2(a) or Section 7.2(b) not being satisfied; or

(f) by Parent, in the event that the Company shall have breached or otherwise violated any of its covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case such that the conditions to the Merger set forth in Section 7.2(a) or Section 7.2(b) are not capable of being satisfied (with or without cure) by the Termination Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if it is then in breach of any representations, warranties, covenants or other agreements hereunder that would result in the closing conditions set forth in Section 7.3(a) or Section 7.3(b) not being satisfied; or

(g) by the Company if, at any time prior to the receipt of the Requisite Stockholder Approval, (i) the Company Board has received an Acquisition Proposal that it determines in good faith (after consultation with its independent financial advisors and outside legal counsel, it being understood and agreed that the “independence” of the Company Board’s independent financial advisor will be determined by the Company Board) constitutes a Superior Proposal and the failure to enter into a definitive agreement relating to such Superior Proposal would reasonably be expected to be a breach of its fiduciary duties, (ii) the Company has not violated the terms of Section 5.2 or this Section 5.3 in any material respect in connection with such Acquisition Proposal, (iii) the Company shall have given Parent at least five (5) Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal) and, no later than the time of such notice, provided Parent a copy of the relevant proposed transaction agreement and other material documents with the party making such Superior Proposal, (iv) if requested by Parent, the Company shall have negotiated in good faith with Parent during such five (5) Business Day period to enable Parent to propose changes to the terms of this Agreement that would cause such Superior Proposal to no longer constitute a Superior Proposal, (v) the Company Board shall have considered in good faith (after consultation with independent financial advisors and outside legal counsel, it being understood and agreed that the “independence” of the Company Board’s independent financial advisor will be determined by the

Company Board) any changes to this Agreement proposed by Parent in a written offer capable of acceptance, and determined that the Superior Proposal would continue to constitute a Superior Proposal if such changes were accepted by the Company, (vi) in the event of any material change to the financial or other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent, an additional notice and copies of the relevant proposed transaction agreement and other material documents and have provided to Parent another five (5) Business Day notice period and (vii) concurrently with the termination of this Agreement, the Company pays Parent the Company Termination Fee in accordance with Section 8.3(b)(iii); or

(h) by Parent, in the event that (i) the Company Board or any committee of the Company Board shall have for any reason effected a Recommendation Change; (ii) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement, (iii) a tender offer or exchange offer for Company Common Stock that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced and, within ten (10) Business Days after the public announcement of the commencement of such Acquisition Proposal, the Company shall not have issued a public statement (and filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act) reaffirming the Company Board Recommendation and recommending that the Company Stockholders reject such Acquisition Proposal and not tender any shares of Company Common Stock into such tender or exchange offer, (iv) the Company fails to timely hold a stockholder vote with respect to the adoption of this Agreement in accordance with Section 5.4; or (v) the Company Board shall have failed to publicly reconfirm the Company Board Recommendation within ten (10) Business Days of a written request from Parent to do so; provided that Parent shall not be entitled to terminate this Agreement pursuant to this clause (v) within the ten-Business Day period contemplated by clause (iii) above.

Section 8.2  Notice of Termination; Effect of Termination.  Any proper and valid termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any partner, member, stockholder, director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 6.7, this Section 8.2, Section 8.3 and Article IX, each of which shall survive the termination of this Agreement, and (b) nothing herein shall relieve any party or parties hereto, as applicable, from liability for any willful breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms and the terms of Section 6.9.

Section 8.3  Fees and Expenses.

(a) General.  Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses, whether or not the Merger is consummated.

(b) Company Payments.

(i) The Company shall pay to Parent or its designee the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two Business Days after demand by Parent, in the event that (A) this Agreement is terminated pursuant to Section 8.1(b); (B) the failure of the Merger to be consummated by the Termination Date is not the result of actions taken by Parent or Merger Sub in breach of this Agreement or any failure to take action by Parent or Merger Sub in breach of this Agreement, which breach has resulted in a failure to satisfy the conditions set forth in Section 7.1(b), Section 7.1(c), Section 7.3(a) or Section 7.3(b)); (C) at the time of such termination, the closing conditions set forth in Section 7.1(b) and Section 7.1(c) are capable of being satisfied or would be capable of being satisfied but for actions taken by the Company in breach of this Agreement or any failure to take action by the Company in breach of this Agreement; (D) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(b), (1) a Competing

Acquisition Transaction shall have been publicly announced, disclosed or communicated and not withdrawn, (2) a Person or group shall have publicly disclosed an intention to make, propose or communicate a proposal for a Competing Acquisition Transaction and not withdrawn such intention, or (3) a proposal for a Competing Acquisition Transaction shall have become publicly known and not withdrawn; and (E) within twelve months following the termination of this Agreement pursuant to Section 8.1(b), the Company enters into a definitive agreement providing for a Competing Acquisition Transaction and such Competing Acquisition Transaction is subsequently consummated.

(ii) The Company shall pay to Parent or its designee the Company Termination Fee (less any Transaction Expenses, if any, previously paid to Parent or its designees by the Company pursuant to Section 8.3(b)(v)), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two Business Days after demand by Parent, in the event that (A) this Agreement is terminated pursuant to Section 8.1(d), (B) following the execution and delivery of this Agreement and prior to the Company Stockholder Meeting (or any postponement or adjournment thereof), (1) a Competing Acquisition Transaction shall have been publicly announced, disclosed or communicated and not withdrawn, (2) a Person or group shall have disclosed an intention to make, propose or communicate a proposal for a Competing Acquisition Transaction and not withdrawn such proposal or intention or (3) a proposal for a Competing Acquisition Transaction shall have become publicly known and not withdrawn, and (C) within twelve months following the termination of this Agreement pursuant to Section 8.1(d), the Company enters into a definitive agreement providing for a Competing Acquisition Transaction and such Competing Acquisition Transaction is subsequently consummated.

(iii) The Company shall pay to Parent or its designee the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, prior to and as a condition to the effectiveness of any termination, in the event that this Agreement is terminated pursuant to Section 8.1(g).

(iv) The Company shall pay to Parent or its designee the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after demand by Parent, in the event that this Agreement is terminated pursuant to Section 8.1(h).

(v) In the event that (A) this Agreement is terminated pursuant to Section 8.1(d) and (B) following the execution and delivery of this Agreement and prior to the Company Stockholder Meeting (or any postponement or adjournment thereof), (1) a Competing Acquisition Transaction shall have been publicly announced, disclosed or communicated and not withdrawn, (2) a Person or group shall have publicly disclosed an intention to make, propose or communicate a proposal for a Competing Acquisition Transaction and not withdrawn such intention, or (3) a proposal for a Competing Acquisition Transaction shall have become publicly known and not withdrawn, the Company shall pay Parent or its designee within two (2) Business Days following delivery by Parent of an invoice therefor, all out-of-pocket fees and expenses incurred by Parent or Merger Sub in connection with the transaction contemplated by this Agreement (the “Transaction Expenses”); provided that the Company shall not be required to pay more than an aggregate of $10,000,000 in Transaction Expenses pursuant to this Section 8.3(b)(v).

(c) Single Payment Only.  The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(d) Enforcement.  The parties hereto acknowledge and hereby agree that the covenants and agreements set forth in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not have entered into this Agreement, and that any amounts payable pursuant to this Section 8.3 do not constitute a penalty. If the Company fails to pay as directed in writing by Parent any amounts due to Parent pursuant to this Section 8.3 within the time periods specified in this Section 8.3, then the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

Section 8.4  Amendment.  Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that this Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders without such approval.

Section 8.5  Extension; Waiver.  At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1  Survival.  The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time. The covenants of the Company, Parent and Merger Sub that by their terms survive the Effective Time shall so survive the Effective Time and the provisions of Section 8.3, Section 9.9 and Section 9.10 shall survive the Effective Time. If this Agreement is terminated pursuant to Article VIII, the provisions of Article VIII and Article IX shall survive such termination.

Section 9.2  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, to:

Hewlett-Packard Company
3000 Hanover Street
Palo Alto, California 94304
Attention: General Counsel
Telecopy No.: (650) 857-4837

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Christopher E. Austin
     Benet J. O’Reilly
Telecopy No.: (212) 225-3999

(b) if to the Company, to:

3Com Corporation
350 Campus Drive
Marlborough, Massachusetts 01752
Attention: Chief Legal Officer
Telecopy No.: (508) 323-1044

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
     Professional Corporation
One Market Street
Spear Tower, Suite 3300
San Francisco, California 94105
Attention: Michael S. Ringler
Telecopy No.: (415) 947-2099

Section 9.3  Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that Merger Sub may assign this Agreement to any Subsidiary of Parent (provided that such assignment shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement). No assignment by any party shall relieve such party of any of its obligations hereunder.

Section 9.4  Entire Agreement.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Exhibits and Schedules hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties and their Affiliates with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded. Without limiting the generality of the foregoing, (a) Parent and Merger Sub acknowledge that the Company has not made and is not making any representations or warranties whatsoever, express or implied, regarding the subject matter of this Agreement or any other matter, except for the Company’s representations and warranties in Article III, and that they are not relying and have not relied on any representations or warranties, express or implied, of any Person regarding the subject matter of this Agreement or any other matter, except as provided in Article III, and (b) the Company acknowledges that Parent and Merger Sub have not made and are not making any representations or warranties whatsoever, express or implied, regarding the subject matter of this Agreement or any other matter, except as provided in Article IV, and that it is not relying and has not relied on any representations or warranties, express or implied, of any Person regarding the subject matter of this Agreement or any other matter, except as provided in Article IV.

Section 9.5  Third Party Beneficiaries.  This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 6.7 and (b) from and after the Effective Time, the rights of holders of shares of the Company Common Stock, Company Options and Company Stock-Based Awards to receive the consideration pursuant to the Merger, as set forth in Article II.

Section 9.6  Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.7  Specific Performance.  The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other remedies at law would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by any party, of any of its covenants or obligations set forth in this Agreement, the non-breaching party shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations under this Agreement, in addition to any other remedy that may be available at law or in equity. The Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement.

Section 9.8  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

Section 9.9  Consent to Jurisdiction.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within New Castle County, State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

Section 9.10  WAIVER OF JURY TRIAL.  EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 9.11  Company Disclosure Letter References.  The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

Section 9.12  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

HEWLETT-PACKARD COMPANY

By:	/s/ David A. Donatelli
Name: David A. Donatelli
Title: Executive Vice President

COLORADO ACQUISITION CORPORATION

By:	/s/ Paul T. Porrini
Name: Paul T. Porrini
Title: President and Secretary

3COM CORPORATION

By:	/s/ Robert Y.L. Mao
Name: Robert Y.L. Mao
Title: Chief Executive Officer

[AGREEMENT AND PLAN OF MERGER]